NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FENTURA BANCORP, INC. 175 North Leroy Street P.O. Box 725 Fenton, Michigan 48430

        The Fentura Bancorp, Inc. 2002 Annual Shareholders Meeting will be held at the St. John Activity Center, 610 N. Adelaide Street, Fenton, Michigan, Wednesday, April 24, 2002, at 7:00 p.m. for the following purposes:

  To elect two directors; and
  To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to change the Corporation's name to Fentura Financial, Inc.
  Transact any other business that may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 15, 2002, as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald L. Justice Secretary
Fenton, Michigan March 25, 2002

IMPORTANT

All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy form, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

PROXY STATEMENT

FENTURA BANCORP, INC.

175 North Leroy Street
P.O. Box 725
Fenton, Michigan 48430
Telephone: (810) 750-8725

ANNUAL MEETING OF SHAREHOLDERS

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fentura Bancorp, Inc. (the "Corporation") to be voted at the annual meeting of its shareholders to be held at the St. John Activity Center, 610 N. Adelaide Street, Fenton, Michigan, on Wednesday, April 24, 2002, at 7:00 p.m., Fenton time, and at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 25, 2002.

        If a proxy in the accompanying form is properly executed, duly returned to the Corporation, and not revoked, the shares represented by the proxy will be voted at the annual meeting of the Corporation's shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors and for the proposed change in the Corporation's name. The Corporation's management does not know of any other matters to be presented at the annual meeting. If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies, who will take into consideration the recommendations of the Corporation's management.

        Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

        Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation's stock. The Corporation will pay all expenses of soliciting proxies.

Boards of Directors

        The names of Directors of the Corporation and its two subsidiary banks, The State Bank and Davison State Bank are set forth below.

FENTURA BANCORP, INC.
BOARD OF DIRECTORS

David A. Duthie
  Chief Executive Officer
  MDI International

Donald L. Grill
  President & CEO
  Fentura & The State Bank

Peggy L. Haw Jury
  CPA, Dupuis & Ryden, P.C.

J. David Karr
  Attorney

Thomas P. McKenney
  Attorney

Forrest A. Shook
  President, NLB Corporation

Russell H. Van Gilder, Jr.
  Chairman, VG's Food
Center, Inc.	THE STATE BANK
BOARD OF DIRECTORS

Richard A. Bagnall
  Retired, Former Executive
  Vice President, The State
  Bank

Jon S. Gerych
  President, Gerych
  Greenhouse, Inc.

Donald L. Grill
  President & CEO
  Fentura & The State Bank

Philip J. Lasco
  Owner & President
  Lasco Ford

Thomas P. McKenney
  Attorney

Brian P. Petty
  Owner & President
  Fenton Glass Service, Inc

Glen J. Pieczynski
  Owner and President,
  Linden True Value
  Hardware, Inc.

Janis L. Rizzo
  Controller, McLaren
Health Care Corporation	DAVISON STATE BANK
BOARD OF DIRECTORS

Darrell H. Cooper
  Chairman, Fernco, Inc.

Thomas G. Donaldson
  Senior Vice President &
  CFO, McLaren Health
  Care Corporation

John A. Emmendorfer, Jr.
  President & CEO
  Davison State Bank

David H. Fulcher
  President, The Fulcher
  Companies, Inc.

Donald L. Grill
  President & CEO
  Fentura & The State Bank

Kevin M. Hammer
  Senior Vice President
  Davison State Bank

Peggy L. Haw Jury
  CPA, Dupuis & Ryden, P.C.

J. David Karr
  Attorney

Craig L. Stefanko
  DCC Development/Minto
Brothers Construction

2002 ELECTION OF DIRECTORS

        The first matter scheduled to be considered at the annual meeting will be the election of two persons to the Board of Directors of the Corporation. The Corporation's Board of Directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Directors are elected for a three (3) year term. The directors whose terms expire at the annual meeting ("Class II Directors") are Peggy L. Haw Jury and Russell H. Van Gilder, Jr. The Board has nominated these same individuals for reelection as Class II Directors. If elected, the terms of these directors will expire at the 2005 annual meeting of shareholders.

        Except for those individuals nominated by the Board of Directors, no persons may be nominated for election at the 2002 annual meeting. The Corporation's Bylaws require at least 120 days prior written notice of any other proposed shareholder nominations and no such notice has been received.

        The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named.

        A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker nonvotes, and other shares not voted will not be counted as shares voted.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ELECTION OF ALL NOMINEES AS DIRECTORS

PROPOSAL TO CHANGE THE NAME OF THE CORPORATION
TO FENTURA FINANCIAL, INC.

        The Corporation's Board of Directors has approved an amendment to Article I of the Corporation's Articles of Incorporation changing the Corporation's name from Fentura Bancorp, Inc. to Fentura Financial, Inc.

        During 2000, the Corporation elected to become a financial holding company. The Gramm-Leach-Bliley Act, enacted into law on November 12, 1999, and regulations promulgated under that Act, expanded the authority of bank holding companies allowing them to enter into business combinations with other financial institutions, including securities and insurance firms, and other financial activities to offer customers a more complete array of financial products and services. While the Corporation has no immediate plans to engage in any of these combinations or other financial activities, the Board of Directors believes that the change in the Corporation's name will align its name more closely with its relatively new status and permitted business activities.

        Required Vote for Approval. The affirmative vote of a majority of the Corporation's Common Stock outstanding is required to approve the amendment. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will be treated as votes cast against the amendment. Unless otherwise directed by marking the accompanying proxy, the proxy holder named therein will vote for the approval of the amendment.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO CHANGE THE CORPORATION’S NAME.

STOCK OWNERSHIP INFORMATION

Stock Ownership Of Directors, Executive Officers And Certain Major Shareholders

        At the close of business on March 15, 2002, the record date for determination of the shareholders entitled to vote at the annual meeting, the Corporation had issued and outstanding 1,735,496 shares of its common stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.

        In general, "beneficial ownership" includes those shares a Director or officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. The table below shows the beneficial stock ownership of the Corporation's Directors and executive officers named in the summary compensation table below and those shareholders who hold more than 5% of the total outstanding shares as of March 15, 2002.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent Of Outstanding(2)
David A. Duthie (Director)............................................................................	175(3)	*
Donald L. Grill (Director, Executive Officer).................................................	5,051(3)	*
Peggy L. Haw Jury (Director)........................................................................	865(3)	*
Ronald L. Justice (Executive Officer).............................................................	576(3)	*
J. David Karr (Director).................................................................................	1,005(3)	*
Thomas P. McKenney (Director)..................................................................	4,050(3)(4)	*
Robert E. Sewick (Executive Officer).............................................................	900	*
Forrest A. Shook (Director)...........................................................................	17,069(3)(4)	*
Russell H. Van Gilder, Jr. (Director)..............................................................	32,328(4)	1.86%
Donald E. Johnson, Jr.(5)...............................................................................	180,099	10.38%
Linda J. Lemieux(5)........................................................................................	95,569	5.51%
Mary Alice Heaton(5)....................................................................................	94,626	5.45%
Directors and Executive Officers as a group (9 persons).................................................................................	62,019	3.57%

(1)	The number of shares in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding or relationship, or the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power. Also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days.
(2)	The symbol * shown in this column indicates ownership of less than 1%.
(3)	Ownership and voting rights of all shares are joint with spouse or individually held, except that Mr. Shook beneficially owns 1,054 shares through his business NLB Corporation.
(4)	Includes 1,472 shares that may be acquired pursuant to stock options that are exercisable within 60 days.
(5)	Each person's address is: SNB Trust Operations, 101 North Washington Avenue, Saginaw, Michigan 48607

THE CORPORATION’S BOARD OF DIRECTORS

        The Board of Directors of the Corporation held twelve (12) regularly scheduled meetings and no special meetings during 2001. All incumbent directors attended at least 75% of all meetings of the Board of Directors and any Committees on which they served.

        Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years.

Nominees for 3-Year Terms Expiring in 2005

        Peggy L. Haw Jury, age 50, serves as a director of Davison State Bank and was appointed as a Class II Director of the Corporation effective January of 2001. She is a Certified Public Accountant and a principal and Chair of the Board of the CPA firm BKR Dupuis & Ryden. Since 1996, Ms. Jury has also been a partner in a financial advisory services business, D&R Financial Services, LLC.

        Russell H. Van Gilder, Jr., age 68, has been a director of the Corporation since 1987 and Chairman since 1997. He was a member of The State Bank Board from 1981 through December 2000 and served as its Chairman from 1998 through 2000. He is a Class II Director. Mr. Van Gilder founded VG's Food Center, Inc. where he is currently Chairman of the Board. Mr. Van Gilder is also a Director of Spartan Stores, Inc., a regional food retailer and distributor based in Grand Rapids, Michigan.

Directors with Terms Expiring in 2004

        David A. Duthie, age 55, was appointed a Class I Director of the Corporation effective January 2001. Mr. Duthie joined MDI International in September of 2001 as its Chief Executive Officer. MDI is a manufacturer of point of purchase display fixtures, promotional signage and traffic control signage. For more than five years prior to joining MDI, Mr. Duthie served as the President of Creative Foam Corporation, a Fenton based company that designs, fabricates and forms cellular and noncellular plastics for automotive, material handling, medical and sports and leisure applications.

        J. David Karr, age 63, serves as a director and Chairman of Davison State Bank and was appointed as a Class I Director of the Corporation effective January 2001 and was elected by the shareholders at the 2001 annual meeting. Mr. Karr is an attorney with a private practice located in Davison, Michigan.

        Thomas P. McKenney, age 49, has been a director of the Corporation since 1992 and a director of The State Bank since 1991. He has served as Chairman of The State Bank Board since January 2001. Mr. McKenney is an attorney with a private practice located in Bloomfield Hills, Michigan.

Directors with Terms Expiring 2003

        Forrest A. Shook, age 59, has been a director and vice chairman of the Board of Directors of the Corporation since 1997. He served as a director of The State Bank from 1996 through December of 2000. Mr. Shook is a Class III Director. Mr. Shook is the founder and President of NLB Corporation located in Wixom, Michigan. NLB Corporation manufactures high pressure pumps that are used around the world in many applications.

        Donald L. Grill, age 54, has been a Director since 1996. Mr. Grill is a Class III Director. Mr. Grill joined the Corporation as President and Chief Executive Officer in late 1996. From 1976- 1983, Mr. Grill was employed by Chemical Bank-Key State in Owosso, Michigan. From 1983-1996, Mr. Grill was employed by First of America Bank Corporation and served as President and Chief Executive Officer of First of America Bank-Frankenmuth.

DIRECTOR COMPENSATION

        The Corporation and the Affiliate Bank directors are compensated in three ways: cash retainer fees, stock options and participation in stock purchase plans. Each director of the Corporation is paid a $9,000 annual retainer fee. The Chairman of the Board receives an additional annual $2,000 retainer fee. Directors of the Corporation who also serve on Affiliate Bank Boards do not receive additional compensation because of their Affiliate Bank Board service, even though a portion of their total compensation may be internally expensed through the Affiliate Bank.

        Stock option grants are available to directors who are not employees of the Corporation under the 1996 Nonemployee Director Stock Option Plan. However, no options were granted to directors during the year 2001. Exercisable stock options issued in prior years are included in the table and footnotes which appear on page 4.

        Directors of the Corporation and the Affiliate Banks may also use director cash retainer fees to purchase shares of the Corporation issued by the Corporation at fair market value under the Corporation's Director Stock Retainer Plan. Directors may also use other personal funds to purchase shares of the Corporation at fair market value from the Corporation under the Corporation's Director Stock Purchase Plan. No more than 4,176 shares in total may be purchased each year under the Director Stock Retainer Plan and no more than 9,600 shares in total may be purchased each year under the Director Stock Purchase Plan.

COMMITTEES OF THE CORPORATION BOARD

        The Corporation maintains the following standing committees: Executive, Forward Planning, Director Selection, Audit, and Compensation/ESOP.

Executive Committee

        The Executive Committee, which met five (5) times in 2001, consists of Messrs. Van Gilder, Shook and Grill. This Committee reviews in depth the status and progress of various projects, management activities and the Corporation's financial performance. As necessary, it provides guidance and makes recommendations to management and/or the Board of Directors.

Forward Planning

        The Forward Planning Committee consists of Messrs. Van Gilder, Shook and Grill. This Committee evaluates and recommends strategic initiatives and alternatives to guide the future performance and direction of the Corporation. All Forward Planning matters during 2002 were considered by the full Board at regular Board meetings.

Director Selection

        The Corporation's Director Selection Committee consists of Messrs. Van Gilder, McKenney and Shook. This Committee coordinates the process of identifying, interviewing and recommending new director candidates. In reviewing director selections, the Committee will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed to the Secretary of the Corporation. During 2001, all Committee deliberations were considered by the full Board at regular Board meetings.

Audit Committee

        Ms. Haw Jury and Messrs. Duthie and Karr are the members of the Corporation's Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to shareholders, governmental agencies or the public, the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee is guided by an Audit Committee Charter which was adopted by the Board of Directors during 2001. A copy of the Audit Committee Charter was attached to the Proxy Statement relating to the 2001 Annual Meeting of Shareholders. All of the members of the Audit Committee are independent, as defined in Rule 4200(a) of the NASD Listing Standards. During 2001, the Audit Committee held two (2) meetings. On February 21, 2002, the Audit Committee submitted to the Board the following report:

        AUDIT COMMITTEE REPORT

        We have reviewed and discussed with management the Corporation's audited financial statements as of and for the year ended December 31, 2001.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation's Form 10-K for the year ended December 31, 2001.

        Management is responsible for the Corporation's financial reporting process including its systems of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Corporation's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Corporation and some of us are not, and may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Corporation's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Corporation's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Corporation's financial statements has been carried out in accordance with generally accepted auditing standards or that our Corporation's independent accountants are in fact "independent."

Respectfully submitted, Peggy L. Haw Jury David L. Duthie J. David Karr

Compensation/ESOP Committee

        The members of the Compensation/ESOP Committee are Ms. Haw Jury and Messrs. Van Gilder and Duthie. This Committee oversees the administration of the Corporation's compensation and benefit programs. All Compensation/ESOP Committee items during 2002, including the performance of the CEO, were considered by the full Board at regular Board meetings.

        REPORT ON COMPENSATION/ESOP COMMITTEE

        The Corporation and Affiliate Bank Boards use compensation programs based on the following compensation principles: to provide the level of total compensation necessary to attract and retain quality employees at all levels of the organization; compensation is linked to performance and to the interests of shareholders; incentive compensation programs recognize both individual and corporate performance; and compensation balances rewards for short-term and long-term results.

        The Corporation and the Affiliate Banks provide a comprehensive compensation program that is both innovative and competitive in order to attract and retain qualified talent. The Affiliate Banks through their Compensation Committees review market data in order to assess the Affiliate Banks' competitive position and each component of compensation including base salary, annual incentive and long-term incentive compensation.

        Donald L. Grill became President and Chief Executive Officer of the Corporation and The State Bank in December of 1996 and is evaluated annually as to his personal performance, and regarding his role in directing the Corporation's performance. The full Corporation Board annually reviews Mr. Grill's performance. The Board considers Bank performance, community involvement and director/chairman communication, along with employee assessments gathered by the Human Resources Department in evaluating Mr. Grill's performance.

Respectfully submitted, Year 2001 Compensation/ESOP Committee Peggy L. Haw Jury David L. Duthie Russell H. Van Gilder, Jr.

EXECUTIVE COMPENSATION

        During 2001, the Corporation did not compensate any of its Executive Officers, each of whom was also an Executive Officer of one of the Affiliate Banks and is paid for services by an Affiliate Bank. The following table shows the compensation for services to Affiliate Banks of Affiliate Bank executive officers who received cash compensation in excess of $100,000 for the year 2001.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	All Other Compensation(2)

Donald L. Grill	2001	$192,610	$46,979	$ 9,550	$11,168
President	2000	187,000	54,098	10,250	9,245
Chief Executive Officer of the Corporation and The State Bank	1999	179,760	90,892(3)	10,250	10,412

Ronald L. Justice	2001	$ 95,400	$17,545	-	$ 7,137
Chief Financial Officer	2000	90,000	19,373	-	6,796
of the Corporation and The State Bank	1999	82,175	24,717	-	6,530

Robert E. Sewick(4)	2001	$123,600	$25,451	-	$ 8,462
Senior Vice President	2000	120,000	27,413	-	1,274
and Senior Loan Officer of The State Bank	1999	64,135	49,066	-	-

(1)	Includes fees paid to Mr. Grill for his service as a director.
(2)	The column of "All Other Compensation" consists of Employer's 401k and ESOP contribution(s).
(3)	In 1999, Mr. Grill received an extra bonus incentive in the amount of $10,000 for his personal performance in directing The State Bank in its achievement of one hundred percent of its objectives.
(4)	Mr. Sewick joined The State Bank in June of 1999, at an annual salary of $115,000, plus an initial hiring bonus of $25,000. The table discloses his compensation earned from the time he was hired through December 31, 2001.

Stock Option Information

        The Corporation's 1996 Employee Stock Option Plan permits the grant of stock options to the officers and other key employees of the Corporation and its subsidiaries. Stock options are believed to help align the interests of employees with the interests of shareholders by promoting stock ownership by employees and rewarding them for appreciation in the price of the Corporation's stock.

        The following tables contain information concerning stock options granted during 2001 to and retained by the named executives of the Corporation at December 31, 2001. None of the named executives exercised any stock options during the year 2001.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3) 5% 10%
Donald L. Grill	1,077	35.4%	$25.13	2011	$17,017	$43,134
Ronald L. Justice	386	12.7%	25.13	2011	6,099	15,459
Robert E. Sewick	546	17.9%	25.13	2011	8,627	21,867

YEAR END OPTION VALUES

	Number of Shares Underlying Unexercised Options at Year End(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year End Exercisable/Unexercisable
Donald L. Grill	0/1,765	0/$398
Ronald L. Justice	0/596	0/$143
Robert E. Sewick	0/991	0/$202

(1)	The numbers have been adjusted in accordance with the stock option plan to reflect stock dividends and stock splits.
(2)	The per share exercise price of each option is equal to the market value of the common stock on the date each option was granted. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. The right to exercise each option vests as to one-third of the shares covered by the option on the third, fourth and fifth anniversary of the date of grant.
(3)	These amounts are based on assumed rates of appreciation over the entire option period without any discount to present value. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of the Corporation's common stock. The amounts realized, if any, may be more or less than the amounts reflected in the table.

RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

Retirement Plans

        Supplemental Executive Retirement Plan

        The Corporation and The State Bank have established a Supplemental Executive Retirement Plan (SERP) for key executives. The plan is designed to encourage executives to remain long term employees of the Corporation and The State Bank, and to provide the executive with supplemental retirement income. Unfunded plan benefits are accrued based on participant longevity and the Corporation's return on equity.

In 2001, the SERP accrued $20,054 on behalf of Donald L. Grill and $8,562 on behalf of Robert E. Sewick. The SERP target retirement benefit is an annual retirement payment equal to a percentage of the executive's projected final salary, 25% for Mr. Grill and 20% for Mr. Sewick. Estimated annual benefits payable over a period of 15 years following retirement at age 65 are $62,853 for Mr. Grill and $35,056 for Mr. Sewick. The retirement benefits accruing on behalf of the executives are backed by prepaid life insurance policies. The Corporation plans to use the investment earnings on these policies to pay all or part of the annual costs for the SERP.

        Split-Dollar Retirement Plan

        The Corporation and the Affiliate Banks have established a Split Dollar Supplemental Retirement Plan (the "Split Dollar Plan") for key executives not covered under the SERP. The plan is designed to encourage executives to remain long term employees of the Corporation and the Affiliate Banks, and to provide the executive with supplemental retirement income. The plan is a life insurance backed product that allows participants to direct the investment of funds through various investment vehicles. During 2001, $17,082 was invested through the Split Dollar Plan on behalf of Ronald L. Justice. Upon retirement, the executives who participate in the plan receive the earnings from funds invested on their behalf and the invested funds are returned to their employer.

        Qualified Retirement Plans

        The Corporation and the Affiliate Banks offer two separate qualified retirement plans, the first of which is the Employee Stock Ownership Plan (ESOP) and the second is a 401k profit sharing plan. The ESOP is one hundred percent funded by Affiliate Banks. Based on particular Affiliate Bank's earnings the Board approves an amount to be distributed into eligible participants accounts. In order to promote longevity with the Affiliate Banks, this plan includes a vesting schedule of seven years before a participant is fully vested. The 401k profit sharing plan allows participants to defer compensation, before taxes, in order to invest in various investment vehicles. Participants also receive a corporate match of 50% up to a maximum of 6% (participants are allowed to defer up to 15%).

        Severance Agreement

        The Corporation and The State Bank have entered into a Severance Compensation Agreements with each of Messrs. Grill, Justice and Sewick. Under this agreement, if a "change in control" (as defined in the agreement) occurs while the Executive is an employee of the Corporation or The State Bank, and if within five years thereafter the Executive's employment is terminated by either of them without "cause," by the Executive for "good reason," or by either party because of the Executive's death or "disability" (in each case, as such terms are defined in the agreements), then the Corporation and The State Bank are required to pay the Executive an annual amount equal to 50% of the highest amount of the Executive's "annual compensation" (as defined in the agreement) in the five preceding calendar years, for a period of five years after the termination date (or until the first day of the month immediately preceding the Executive's "normal retirement date." if earlier). If the Executive dies after this payment obligation begins, or if the Executive so elects, the Corporation and The State Bank will be obligated to make a lump sum payment of these payments, discounted to the then present value using a 10% per year discount rate. In addition, the Corporation and The State Bank are required to provide the Executive with hospital and medical coverage for the full "COBRA" period. However, if the payments exceed the ceiling amount for deductibility under Section 280G of the internal Revenue Code of 1986 (generally, three times the Executive's annual compensation), then the payments shall be reduced to the maximum amount allowable under Section 280G.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Consolidated financial statements of the Corporation for the year ended December 31, 2001, have been examined by Crowe Chizek and Company LLP, independent public accountants. A representative of Crowe Chizek and Company is expected to be present at the annual meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The Corporation's Audit Committee selects the Corporation's auditors before the end of each calendar year.

        Audit Fees

        Aggregate fees billed for professional services rendered for the audit of the Corporation's annual consolidated financial statements for the fiscal year ended December 31, 2001, and the review of financial statements included in the Corporation's Forms 10-Q filed with the Securities and Exchange Commission for that fiscal year were: $60,000.

        Financial Information System Design and Implementation Fees

        No professional services were rendered by Crowe Chizek and Company LLP for the year ended December 31, 2001, with respect to, directly or indirectly, operating, or supervising the operation of, the Corporation's information systems or managing the Corporation's local area network or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation's financial statements taken as a whole.

        All Other Fees

        The aggregate fees billed for services rendered by Crowe Chizek and Company LLP for services not covered under the two preceding captions (principally tax services) totaled $14,725.

        The Corporation's Audit Committee has concluded that the provision of services covered under the caption All Other Fees is compatible with Crowe Chizek and Company LLP maintaining their independence. None of the hours expended on Crowe Chizek's engagement to audit the Corporation's consolidated financial statements for the year ended December 31, 2001, were attributed to work performed by persons other than Crowe Chizek's full-time, permanent employees.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        The graph compares the cumulative total shareholder return on the Corporation's common stock for the last five years with the cumulative total return of the Midwest Quadrant Pink Bank Index, published by SNL Financial L.C., and the Nasdaq Market Index assuming a $100 investment at the end of 1996. The Nasdaq Market Index is a broad equity market index. The Midwest Quadrant Pink Bank Index is composed of 67 banks and bank holding companies located in the Midwest and whose shares primarily trade on the Over-the-Counter Bulletin Board.

        Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation's common stock, the Nasdaq Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 1996 and the reinvestment of all dividends through the period ending December 31, 2001.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA BANCORP, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	1996	1997	1998	1999	2000	2001
Fentura Bancorp	100	128.32	250.79	226.91	160.07	168.83
Midwest Bank Index	100	126.66	155.51	134.48	110.84	102.23
NASDAQ Market Index	100	122.48	172.68	320.89	193.01	153.15

*Source: SNL Financial L.C.

COMPLIANCE WITH SECTION 16 REPORTING

        The rules of the Securities and Exchange Commission require that the Corporation disclose late filings of reports of stock ownership (and changes in stock ownership) by its Directors, Executive Officers and beneficial owners of more than 10% of the Corporation's common stock. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Corporation believes that during the year ended December 31, 2001, its Directors, Executive Officers and beneficial owners of more than 10% of the Corporation's common stock have complied with all filing requirements applicable to them.

OTHER INFORMATION

Annual Report on Form 10K

        The Corporation will provide a copy of its 2001 Annual Report on SEC Form 10K to any shareholder who asks for it in writing, without charge. Please direct your request to our Secretary, Ronald L. Justice, at 175 North Leroy Street, Fenton, Michigan 48430. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission ("SEC"). The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, that file electronically. The SEC's web site address is http\\www.sec.gov.

Transactions with Certain Interested Parties

        Certain of the Corporation's Directors and executive officers, including their affiliates, were loan customers of Affiliate Banks during 2001, 2000, and 1999. Such loans were made in the ordinary course of business at normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2001, 2000, and 1999 amounted to $1,532,000, $1,134,000 and $909,000, respectively. During 2001, $203,000 of new loans were made and repayments totaled $601,000. At December 31, 2001, these loans aggregated 3.99% of consolidated stockholders' equity.

Shareholder Proposals

        An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2003 Annual Meeting of Shareholders must notify the Corporation's Secretary by delivering a copy of the proposal to the Corporation's offices no later than November 22, 2002.

Expenses of Solicitation

        The Corporation pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by the Corporation's officers and employees without additional compensation. The Corporation pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald L. Justice Secretary Dated: March 25, 2002

See enclosed voting (proxy) form please sign and mail promptly.

Fentura Bancorp, Inc. P.O. Box 725 Fenton, Michigan 48430-0725	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned hereby appoints Thomas P. McKenney and Forrest A. Shook as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Fentura Bancorp, Inc. held of record by the undersigned on March 15, 2002, at the annual meeting of shareholders to be held April 24, 2002, and at any adjournment thereof.

1.      In the election of two directors, each to be elected for a term expiring in 2005

[ ]	FOR the nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for the nominees listed below

Peggy L. Haw Jury         -         Russell H. Van Gilder, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2.      Proposal to amend the Corporation's Articles of Incorporation to change the Corporation's name to Fentura Financial, Inc.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in No. 1 and FOR the Proposal listed in No. 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature if held jointly

Dated: , 2002

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

FENTURA BANCORP, INC.

DECEMBER 31, 2001, 2000 AND 1999

and

Management's Discussion and Analysis of
Financial Condition and Results of Operations

CONTENTS

PAGE

Reports of Independent Certified Public Accountants...............................................	3

FINANCIAL STATEMENTS

Consolidated Balance Sheet......................................................................................	5

Consolidated Statements of Income.........................................................................	6

Consolidated Statements of Comprehensive Income...............................................	7

Consolidated Statements of Stockholders' Equity...................................................	8

Consolidated Statements of Cash Flows.................................................................	9

Notes to Consolidated Financial Statements...........................................................	10-32

Management's Discussion and Analysis of Financial Conditions and Results of Operations................................................	33-51

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Fentura Bancorp, Inc.
Fenton, Michigan

We have audited the accompanying consolidated balance sheet of Fentura Bancorp, Inc. as of December 31, 2001 and the related consolidated statements of income, statements of comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Corporation as of and for each of the two years in the period ended December 31, 2000 were audited by other auditors whose report dated January 26, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Bancorp, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe, Chizek and Company LLP
Grand Rapids, Michigan January 25, 2002

3.

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Fentura Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Fentura Bancorp, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fentura Bancorp, Inc. and subsidiaries as of December 31, 2000 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP
Southfield, Michigan January 26, 2002

4.

FENTURA BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
(000's omitted except per share data)

                                            CONSOLIDATED BALANCE SHEETS
                                            December 31, 2001 and 2000
                                       (000's omitted except per share data)

--------------------------------------------------------------------------------------------------
                                                                         2001            2000
ASSETS                                                                   ----            ----
     Cash and due from banks                                        $     19,038     $     13,459
     Federal funds sold                                                   22,800            7,250
                                                                    ------------     ------------
         Total cash and cash equivalents                                  41,838           20,709

     Securities available for sale, at market                             25,792           52,599
     Securities held to maturity (fair value of $13,508 at
       December 31, 2001 and $13,419 at December 31, 2000)                13,375           13,283

     Loans held for sale                                                   1,710              187
     Loans, net of allowance for loan losses of
       $3,125 and $2,932, respectively                                   211,005          192,176

     Bank premises and equipment                                           8,532            6,547
     Accrued interest receivable                                           1,445            1,924
     Federal Home Loan Bank stock                                            822              822
     Other assets                                                          4,571            4,643
                                                                    ------------     ------------
                                                                    $    309,090     $    292,890
                                                                    ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Noninterest-bearing deposits                               $     42,524     $     34,762
         Interest-bearing deposits                                       222,746          213,894
                                                                    ------------     ------------
              Total deposits                                             265,270          248,656

     Short-term borrowings                                                 2,100            4,680
     Federal Home Loan Bank Advances                                       1,138            1,151
     Accrued taxes, interest and other liabilities                         2,149            2,649
                                                                    ------------     ------------
         Total liabilities                                               270,657          257,136

Stockholders' equity
     Common stock - $2.50 par value 1,735,496
       shares issued (1,722,308 in 2000)                                   4,338            4,305
     Surplus                                                              26,326           26,016
     Retained earnings                                                     7,677            5,648
     Accumulated other comprehensive income (loss)                            92             (215)
                                                                    ------------     ------------
                                                                          38,433           35,754
                                                                    ------------     ------------
                                                                    $    309,090     $    292,890
                                                                    ============     ============

          See accompanying notes to consolidated financial statements.

5.

                                         CONSOLIDATED STATEMENTS OF INCOME
                                   Years ended December 31, 2001, 2000 and 1999
                                       (000's omitted except per share data)

--------------------------------------------------------------------------------------------------

                                                    2001              2000              1999
Interest income
     Loans, including fees                     $       17,555     $       18,710    $        16,882
     Securities:
         Taxable                                        2,426              3,350              3,163
         Tax-exempt                                       660                624                577
     Short-term investments                               926                643                592
                                               --------------     --------------    ---------------
         Total interest income                         21,567             23,327             21,214

Interest expense
     Deposits                                           8,958              9,266              7,881
     Short-term borrowings                                 47                 86                 93
     Federal Home Loan Bank Advances                       86                538                 39
                                               --------------     --------------    ---------------
         Total interest expense                         9,091              9,890              8,013
                                               --------------     --------------    ---------------
Net interest income                                    12,476             13,437             13,201

Provision for loan losses                                 751                584                545
                                               --------------     --------------    ---------------
Net interest income after provision for loan losses    11,725             12,853             12,656

Noninterest income
     Service charges on deposit accounts                2,286              1,915              1,972
     Gain on sale of mortgages                            659                179                108
     Mortgage servicing                                                      631                153
     Trust income                                         566                695                581
     Gain on sale of securities                           674                                    24
     Other income and fees                              1,178              1,108              1,424
                                               --------------     --------------    ---------------
         Total noninterest income                       5,363              4,528              4,262

Noninterest expense
     Salaries and employee benefits                     5,988              5,801              5,564
     Occupancy                                            886                784                797
     Furniture and equipment                            1,411              1,552              1,429
     Office supplies                                      300                311                274
     Loan and collection                                  178                289                373
     Advertising and promotional                          320                263                257
     Other professional services                        1,144              1,000                804
     Other general and administrative                   1,473              1,436              1,638
                                               --------------     --------------    ---------------
         Total noninterest expense                     11,700             11,436             11,136
                                               --------------     --------------    ---------------
Net income before taxes                                 5,388              5,945              5,782

Applicable income taxes                                 1,611              1,729              1,782
                                               --------------     --------------    ---------------
Net income                                     $        3,777     $        4,216    $         4,000
                                               ==============     ==============    ===============
Per share:
     Earnings - basic                                $    2.18          $   2.46           $   2.36
     Earnings - diluted                                   2.18              2.45               2.35
Average number of common shares outstanding          1,728,983         1,712,971          1,698,581

          See accompanying notes to consolidated financial statements.

6.

                                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                   Years ended December 31, 2001, 2000 and 1999
                                       (000's omitted except per share data)

---------------------------------------------------------------------------------------------------------

                                                                    2001            2000           1999
                                                                    ----            ----           ----
Net income                                                     $     3,777    $     4,216     $     4,000

Other comprehensive income (loss):
     Unrealized holding gains (losses) on available
       for sale securities                                           1,139          1,318          (1,912)
     Less: reclassification adjustment for gains and
       losses later recognized in income                               674                             24
                                                               -----------    -----------     -----------
         Net unrealized gains (losses)                                 465          1,318          (1,936)
     Tax effect on unrealized holding gains (losses)                  (158)          (448)            658
                                                               -----------    -----------     -----------
         Other comprehensive income (loss), net of tax                 307            870          (1,278)
                                                               -----------    -----------     -----------
     Comprehensive income                                      $     4,084    $     5,086     $     2,722
                                                               ===========    ===========     ===========

          See accompanying notes to consolidated financial statements.

7.

                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   Years ended December 31, 2001, 2000 and 1999
                                       (000's omitted except per share data)

-------------------------------------------------------------------------------------------------------------------

                                                                                                                                                    Accumulated
                                                                                                                                                       Other             Total
                                                        Common        Capital      Retained     Comprehensive     Stockholders'
                                                         Stock        Surplus      Earnings      Income (Loss)       Equity

Balance, January 1, 1999                              $   3,521     $   17,644     $   8,664      $   193         $   30,022

Net Income                                                                             4,000                           4,000

Cash Dividends ($.93 per share)                                                       (1,586)                         (1,586)

Issuance of shares under stock purchase plans                34            673                                           707

Other comprehensive income (net of tax)                                                            (1,278)            (1,278)
                                                      ---------     ----------     ---------     --------         ----------
Balance, December 31, 1999                                3,555         18,317        11,078       (1,085)            31,865

Net Income                                                                                          4,216              4,216

Cash Dividends ($.97 per share)                                                                    (1,659)            (1,659)

Issuance of shares under stock purchase plans                38            432                                           470

Stock repurchase                                             (1)                          (7)                             (8)

Stock dividend                                              713          7,267        (7,980)

Other comprehensive income (net of tax)                                                               870                870
                                                      ---------     ----------     ---------     --------         ----------
Balance, December 31, 2000                                4,305         26,016         5,648         (215)            35,754

Net Income                                                                             3,777                           3,777

Cash Dividends ($1.01 per share)                                                      (1,748)                         (1,748)

Issuance of shares under stock purchase plans                33            310                                           343

Other comprehensive income (net of tax)                                                               307                307
                                                      ---------     ----------     ---------     --------         ----------
Balance, December 31, 2001                            $   4,338     $   26,326      $  7,677      $    92        $    38,433
                                                      =========     ==========     =========     ========        ===========

          See accompanying notes to consolidated financial statements.

8.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   Years ended December 31, 2001, 2000 and 1999
                                       (000's omitted except per share data)

-------------------------------------------------------------------------------------------------------------------
                                                                 2001            2000           1999
Cash flows from operating activities                             ----            ----           ----
     Net income                                               $  3,777     $    4,216     $     4,000
     Adjustments to reconcile net income to
       net cash from operating activities
         Depreciation and amortization                             968            941             851
         Deferred income taxes (benefit)                          (170)          (100)            (35)
         Provision for loan losses                                 751            584             545
         Gain on sale of mortgage servicing rights                               (467)
         Gain on sale of loans                                    (659)          (179)           (108)
         Loans originated for sale                             (48,585)        (9,494)         (7,482)
         Proceeds from the sale of loans                        47,721          9,501           7,593
         Gain on sales of securities - AFS                        (674)                           (24)
         Net change in accrued interest receivable                 440           (237)            (29)
         Net change in accrued interest payable and
           other liabilities                                      (377)           915          (3,135)
                                                              --------     ----------      ----------
              Net cash from operating activities                 3,192          5,680           2,176

Cash flows from investing activities
     Proceeds from maturities of securities - HTM                4,054
     Proceeds from maturities of securities - AFS                8,620          6,539          56,628
     Proceeds from calls of securities - AFS                    20,596
     Proceeds from sales of securities - AFS                    27,274                         12,321
     Purchases of securities - HTM                              (4,235)
     Purchases of securities - AFS                             (28,487)        (3,995)        (60,763)
     Originations of loans, net of principal repayments        (19,580)        (4,390)        (19,203)
     Proceeds from sale of mortgage servicing rights                              887
     Acquisition of premises and equipment                      (2,921)        (1,336)         (2,083)
                                                              --------     ----------      ----------
         Net cash from investing activities                      5,321         (2,295)        (13,100)

Cash flows from financing activities
     Net change in deposits                                     16,614          1,605           5,946
     Net change in short-term borrowings                        (2,580)         3,315           1,324
     Repayments on advances from Federal
       Home Loan Bank                                              (13)           (13)            (11)
     Cash dividends paid                                        (1,748)        (1,659)         (1,586)
     Net proceeds from stock issuance and purchases                343            462             707
                                                              --------     ----------      ----------
         Net cash from financing activities                     12,616          3,710           6,380
                                                              --------     ----------      ----------
Net increase in cash and cash equivalents                       21,129          7,095          (4,544)

Cash and cash equivalents at beginning of year                  20,709         13,614          18,158
                                                              --------     ----------      ----------
Cash and cash equivalents at end of year                   $    41,838    $    20,709     $    13,614
                                                           ===========    ===========     ===========
Supplemental disclosure of cash flow information
     Cash paid during the year for
         Interest $                                              8,861     $    9,652     $     8,279
         Income taxes                                            1,710          1,627           2,054

          See accompanying notes to consolidated financial statements.

9.

FENTURA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Fentura Bancorp, Inc. (The Corporation) and its wholly-owned subsidiaries, The State Bank in Fenton, Michigan and Davison State Bank in Davison, Michigan (the Banks). Intercompany transactions and balances are eliminated in consolidation.

Davison State Bank was formed March 13, 2000 as a de novo bank resulting from the spin-off of two existing branches of The State Bank. This transaction was accounted for at historical cost and therefore did not have any effect on the consolidated financial statements.

The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its nine community banking offices in Genesee, Livingston and Oakland Counties in eastern Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of securities, fair values of financial instruments and status of contingencies are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

10.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over useful lives ranging from 3 to 50 years.

11.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

New Accounting Pronouncements: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 did not have a material effect on the Corporation’s financial statements.

12.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $5,324,000 and $3,123,000 was required to meet regulatory reserve and clearing requirements at year end 2001 and 2000. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the Corporation’s chief decision-makers monitor the revenue streams of the various Corporation products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporate-wide basis. Accordingly, all of the Corporation’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

13.

NOTE 2 - EARNINGS PER SHARE

The factors in the earnings per share computation follow.

                                                             2001              2000               1999
     Basic                                                   ----              ----               ----
         Net income                                    $   3,777,000     $   4,216,000    $    4,000,000
                                                       =============     =============    ==============
         Weighted average common shares
           outstanding                                     1,728,983         1,712,971         1,698,581
                                                       -------------     -------------    --------------
         Basic earnings per common share               $        2.18     $        2.46    $         2.36
                                                       =============     =============    ==============
     Diluted
         Net income                                    $   3,777,000     $   4,216,000    $    4,000,000
                                                       =============     =============    ==============
     Weighted average common shares outstanding
       for basic earnings per common share                 1,728,983         1,712,971         1,698,581
     Add:  Dilutive effects of assumed exercises of
       stock options                                           3,456             4,486             6,709
                                                       -------------     -------------    --------------
     Average shares and dilutive potential
       common shares                                       1,732,439         1,717,457         1,705,290
                                                       =============     =============    ==============
     Diluted earnings per common share                 $        2.18     $        2.45    $         2.35
                                                       =============     =============    ==============

Stock options for 6,841, 10,176, and 8,832 shares of common stock were not considered in computing diluted earnings per common share for 2001, 2000, and 1999 because they were antidilutive.

14.

NOTE 3 - SECURITIES

Year-end securities are as follows (in thousands):

Available for Sale
                                                                 Gross           Gross
                                                 Amortized      Unrealized      Unrealized        Fair
                                                   Cost           Gains          Losses          Value
2001                                               ----           -----          ------          -----
----
     U.S. Government and federal agency        $     8,767    $        56    $        (5)    $     8,818
     State and municipal                             3,710              3            (34)          3,679
     Mortgage-backed                                 7,815             65            (10)          7,870
     Corporate                                       5,361             64                          5,425
                                               -----------    -----------    -----------     -----------
                                               $    25,653    $       188    $       (49)    $    25,792
                                               ===========    ===========    ===========     ===========
2000
----
     U.S. Government and federal agency        $    32,144    $        40    $       (59)    $    32,125
     State and municipal                               964                                           964
     Mortgage-backed                                19,352             53           (168)         19,237
     Equity securities                                 465                          (192)            273
                                               -----------    -----------    -----------     -----------
                                               $    52,925    $        93    $      (419)    $    52,599
                                               ===========    ===========    ===========     ===========
Held to Maturity

2001
----
     State and municipal                       $    13,375    $       174    $       (41)    $    13,508
                                               ===========    ===========    ===========     ===========
2000
----
     State and municipal                       $    13,283    $       153    $       (17)    $    13,419
                                               ===========    ===========    ===========     ===========

 Sales of available for sale securities were as follows (in thousands):

                                                                2001            2000           1999
                                                                ----            ----           ----
     Proceeds                                                $    27,274                    $    12,321
     Gross gains                                                     674                             73
     Gross losses                                                                                    49

15.

NOTE 3 - SECURITIES (Continued)

Contractual maturities of debt securities at year-end 2001 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately (in thousands).

                                                    Held to Maturity             Available for Sale
                                                    ----------------             ------------------
                                                Amortized        Fair          Amortized        Fair
                                                  Cost           Value           Cost           Value
                                                  ----           -----           ----           -----
     Due in one year or less                   $     5,234    $     5,260    $     1,237     $     1,239
     Due from one to five years                      3,823          3,892         14,147          14,250
     Due from five to ten years                      2,747          2,793          1,141           1,141
     Due after ten years                             1,571          1,563          1,313           1,292
     Mortgage-backed                                                               7,815           7,870
                                               -----------    -----------    -----------     -----------
                                               $    13,375    $    13,508    $    25,653     $    25,792
                                               ===========    ===========    ===========     ===========

Securities pledged at year end 2001 and 2000 had a carrying amount of $2,123,000 and $2,120,000 and were pledged to secure public deposits and repurchase agreements.

NOTE 4 - LOANS

Major categories of loans at December 31, are as follows (in thousands):

                                                                          2001            2000
                                                                          ----            ----
     Commercial                                                     $    118,894     $    101,925
     Real estate - construction                                           25,434           17,471
     Real estate - mortgage                                               11,158           10,514
     Consumer                                                             58,644           65,198
                                                                    ------------     ------------
                                                                         214,130          195,108
     Less allowance for loan losses                                        3,125            2,932
                                                                    ------------     ------------
                                                                    $    211,005     $    192,176
                                                                    ============     ============
The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that 80% of their loan portfolio is based in Genesee and Livingston counties within southeast Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

16.

NOTE 4 - LOANS (Continued)

Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Such loans were made in ordinary course of business at the Banks' normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2001, 2000, and 1999 amounted to $1,532,000, $1,134,000, and $909,000, respectively. During 2001, $601,000 of new loans were made to these persons and repayments totaled $203,000.

Activity in the allowance for loan losses for the years are as follows (in thousands)

                                                                  2001            2000           1999
                                                                  ----            ----           ----
     Balance, beginning of year                               $     2,932    $     2,961     $     2,783
     Provision for loan losses                                        751            584             545
                                                              -----------    -----------     -----------
                                                                    3,683          3,545           3,328
     Loans charged off                                               (713)          (806)           (451)
     Loan recoveries                                                  155            193              84
                                                              -----------    -----------     -----------
     Balance, end of year                                     $     3,125    $     2,932     $     2,961
                                                              ===========    ===========     ===========

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

                                                                         2001           2000
                                                                         ----           ----
     Principal amount not requiring allowance                        $         0     $         0
     Principal amount requiring specific allowance                         2,880           2,315
                                                                     -----------     -----------
                                                                     $     2,880     $     2,315
     Amount of the allowance for loan loss                           ===========     ===========
         Allocated                                                   $       819     $       715

Loans which accrual of interest have been discontinued at December 31, 2001, and 2000 amounted to $321,000 and $731,000 respectively and are included in the impaired loans above.

Interest income recognized on impaired loans based on cash collections totaled approximately $142,000, $146,000, and $299,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The average recorded investment in impaired loans was $2,597,000, $1,932,000, $1,848,000 during the years ended December 31, 2001, 2000, and 1999.

17.

NOTE 5 - PREMISES AND EQUIPMENT, NET

Bank premises and equipment is comprised of the following at December 31 (in thousands):

                                                                         2001           2000
                                                                         ----           ----
     Land and land improvements                                      $     1,305     $     1,273
     Building and building improvements                                    6,933           4,208
     Furniture and equipment                                               8,159           7,963
     Construction in progress                                                911             995
                                                                     -----------     -----------
                                                                          17,308          14,439
     Less accumulated depreciation                                         8,776           7,892
                                                                     -----------     -----------
                                                                     $     8,532     $     6,547
                                                                     ===========     ===========

Depreciation expense was $935,568, $983,946, and $879,466 for 2001, 2000, and 1999 respectively.

Rent expense for 2001 was $133,420, for 2000 was $130,160, and for 1999 was $140,740. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

                  2002                                               $   138,090
                  2003                                                   129,240
                  2004                                                   129,240
                  2005                                                   105,240
                  2006                                                    66,300
                  Thereafter                                                   0
                                                                     -----------
                                                                     $   568,110
                                                                     ===========

18.

NOTE 6 - DEPOSITS

The following is a summary of deposits at December 31 (in thousands):

                                                                         2001            2000
     Noninterest-bearing:                                                ----            ----
         Demand                                                     $     42,524     $     34,762
     Interest-bearing:
         Savings                                                          80,090           66,186
         Money market demand                                              40,930           37,165
         Time, $100,000 and over                                          22,597           34,259
         Time, $100,000 and under                                         79,129           76,284
                                                                    ------------     ------------
                                                                    $    265,270     $    248,656
                                                                    ============     ============

Scheduled maturities of time deposits at December 31, were as follows (in thousands):

                                                                          2001            2000
                                                                          ----            ----
     In one year                                                    $     77,796     $     75,269
     In two years                                                         11,522           22,598
     In three years                                                        7,456            6,423
     In four years                                                         3,441            3,784
     In five years                                                         1,296            2,198
     Thereafter                                                              215              271
                                                                    ------------     ------------
                                                                    $    101,726     $    110,543
                                                                    ============     ============

NOTE 7 - OTHER BORROWINGS

Short-Term Borrowings

Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Federal Home Loan Bank Advances

The Bank has the authority and approval from the Federal Home Loan Bank (FHLB) to borrow up to $20 million collateralized by 1-4 family mortgage loans, government and agency securities, and mortgage-backed securities. Advances outstanding at December 31, 2001, 2000, and 1999 mature in 2016, can be prepaid without penalty and bear interest at 7.34%. The amount of pledged assets are $18,867,000.

19.

NOTE 8 - INCOME TAXES

The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):

                                                           2001            2000           1999
                                                           ----            ----           ----
     Current expense                                  $     1,781    $     1,829     $     1,817
     Deferred (benefit) expense                              (170)          (100)            (35)
                                                      -----------    -----------     -----------
                                                      $     1,611    $     1,729     $     1,782
                                                      ===========    ===========     ===========

Income tax expense was less than the amount  computed by applying the statutory  federal  income tax rate to income before income taxes.  The reasons for the difference are as follows in (in thousands):

                                                           2001            2000           1999
                                                           ----            ----           ----
     Income tax at statutory rate                     $     1,832    $     2,021     $     1,966
     Tax exempt interest                                     (179)          (203)           (173)
     Other                                                    (42)           (89)            (11)
                                                      -----------    -----------     -----------
                                                      $     1,611    $     1,729     $     1,782
                                                      ===========    ===========     ===========

The net deferred tax asset  recorded  includes the  following  amounts of deferred tax assets and  liabilities  (in thousands):
                                                                          2001           2000
                                                                          ----           ----
     Deferred tax assets
         Allowance for loan losses                                   $       852     $       805
         Unrealized losses on securities available for sale                                  111
         Compensation                                                        167             137
         Other                                                                66              60
                                                                     -----------     -----------
                                                                           1,085           1,113
     Deferred tax liabilities
         Accretion                                                           (11)            (57)
         Unrealized gain on securities available for sale                    (47)
         Depreciation                                                        (99)            (79)
         Other                                                               (28)            (89)
                                                                     -----------     -----------
                                                                            (185)           (225)
                                                                     -----------     -----------
                                                                     $       900     $       888
                                                                     ===========     ===========

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that no valuation allowance is required at December 31, 2001 or 2000.

20.

NOTE 9 - BENEFIT PLANS

The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation's common stock. The contribution to the Plan in 2001, 2000, and 1999 was $100,000, $120,000, and $120,000, respectively.

The Corporation has also established a 401(k) Plan in which 50% of the employees' contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2001, 2000, and 1999 was $84,000, $79,000 and $80,000, respectively.

NOTE 10 - STOCK PURCHASE AND OPTION PLANS

Director and Employee Plans

On December 26, 2001, the Corporation announced a stock repurchase plan of 50,000 shares of its common stock.

The Directors Stock Purchase Plan permits directors of the Corporation to purchase shares of common stock made available for purchase under the plan at the fair market value on the fifteenth day prior to the annual issuance date. The total number of shares issuable under this plan is limited to 9,600 shares in any calendar year.

The Retainer Stock Plan allows directors to elect to receive shares of common stock in full or partial payment of the director's retainer fees and fees for attending meetings. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the market value of the stock on the first business day prior to the payment date.

The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation's common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan.

Dividend Investment Plan

The Automatic Dividend Reinvestment Plan ("DRIP") permits enrolled shareholders to automatically use dividends paid on common stock to purchase additional shares of the Corporation's common stock at the fair market value on the investment date. Any shareholder who is the beneficial or record owner of not more than 9.9% of the issued and outstanding shares of the Corporation's common stock is eligible to participate in the plan.

21.

NOTE 10 - STOCK PURCHASE AND OPTION PLANS (Continued)

Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation's stock on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that result solely as a result of the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given.

Stock Option Plans

The Nonemployee Director Stock Option Plan grants options to nonemployee directors to purchase the Corporation's common stock on April 1 each year. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 6,720 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 67,200 shares in the aggregate may be outstanding at any one time.

The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation's common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 72,000 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the plan.

The following summarizes shares issued under the various plans:

                                                            2001            2000           1999
                                                            ----            ----           ----
     Automatic dividend reinvestment plan                  10,407         12,607           8,846
     Director stock purchase & retainer stock                              1,018           5,800
     Other issuance of stock                                2,781          1,912           1,685
                                                          -------        -------         -------
                                                           13,188         15,537          16,331
                                                          =======        =======         =======

22.

NOTE 10 - STOCK PURCHASE AND OPTION PLANS (Continued)

The following table summarizes stock option activity:

                                                                        Number of        Weighted
                                                                         Options       Average Price
                                                                         -------       -------------
     Options outstanding at January 1, 1999                               12,696       $  19.64
     Options granted 1999                                                  5,208          37.25
                                                                         -------
     Options outstanding at December 31, 1999                             17,904          24.77
     Options granted 2000                                                  1,767          39.58
                                                                         -------
     Options outstanding at December 31, 2000                             19,671          26.09
     Options granted 2001                                                  3,244          25.13
     Options forfeited 2001                                                 (332)         30.80
                                                                         -------
     Options outstanding at December 31, 2001                             22,583       $  25.89
                                                                         =======

Information pertaining to options outstanding at December 31, is as follows:

                                                                       Weighted
                                                                        Average           Weighted
                                            Number      Remaining       Average             Number
   Range of Exercise Price                Outstanding      Life           Price           Exercisable
   -----------------------                -----------      ----           -----           -----------
2001
----
     $15.00 - $20.00                         7,728         4.75        $   17.35              7,728
     $20.00 - $30.00                         8,014         7.31            23.94              4,968
     $30.00 - $40.00                         6,601         8.00            37.45
     $40.00 - $50.00                           240         7.51            45.00
                                           -------                                          -------
     Outstanding at end of year             22,583                                           12,696
                                           =======                                          =======
2000
----
     $15.00 - $20.00                         7,728         5.75        $   17.35              3,864
     $20.00 - $30.00                         4,968         7.23            23.21
     $30.00 - $40.00                         6,735         9.00            37.59
     $40.00 - $50.00                           240         8.52            45.00
                                           -------                                          -------
     Outstanding at end of year             19,671         7.27        $   26.10              3,864
                                           =======                                          =======

23.

NOTE 10 - STOCK PURCHASE AND OPTION PLANS (Continued)

The stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) as permitted under Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123). In accordance with APB 25, no compensation expense is required nor has been recognized for the options issued under existing plans. Had the Corporation chosen not to elect APB 25, SFAS 123 would apply and compensation expense would have been recognized, and the Corporation's earnings would have been as follows (in thousands, except per share data):

                                            2001            2000           1999
     Net income                             ----            ----           ----
         As reported                  $     3,777    $     4,216     $     4,000
         Proforma                           3,767          4,171           3,977

     Basic net income per share
         As reported                         2.18           2.46            2.36
         Proforma                            2.18           2.44            2.34

     Diluted net income per share
         As reported                         2.18           2.45            2.35
         Proforma                            2.17           2.43            2.33

Proforma net income includes compensation cost for the Corporation's stock option plan based on the fair values of the grants as of the dates of the awards consistent with the method prescribed by SFAS 123. The fair value of each option grant is estimated using the Black-Scholes option-pricing model. Assumptions used in the model for options granted during 2001 were as follows: an expected life of 10 years, a dividend yield of 3%, a risk free return of 6.88% and expected volatility of 52%.

NOTE 11 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

24.

NOTE 11 - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2001 and 2000, the most recent notifications from Federal Deposit Insurance Corporation categorized the Corporation and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' category.

                                                                                          To Be Well
                                                                   For Capital         Capitalized Under
                                                                    Adequacy           Prompt Corrective
                                           Actual                   Purposes           Action Provisions
                                      Amount      Ratio         Amount      Ratio      Amount      Ratio
                                      ------      -----         ------      -----      ------      -----
As of December 31, 2001
Total Capital
  (to Risk Weighted Assets)
     Consolidated                    $  41,466     16.2%     $  20,440      8.0%      $  25,550    10.0%
     The State Bank                     35,072     15.2         18,473      8.0          23,091    10.0
     Davison State Bank                  3,123     12.3          2,024      8.0           2,531    10.0

Tier 1 Capital
  (to Risk Weighted Assets)
     Consolidated                       38,341     15.0         10,220      4.0          15,330     6.0
     The State Bank                     32,283     13.9          9,236      4.0          13,854     6.0
     Davison State Bank                  2,832     11.2          1,012      4.0           1,518     6.0

Tier 1 Capital (to Average Assets)
     Consolidated                       38,341     12.5         12,270      4.0          15,338     5.0
     The State Bank                     32,283     11.7         11,076      4.0          13,845     5.0
     Davison State Bank                  2,832      9.1          1,244      4.0           1,556     5.0

25.

NOTE 11 - REGULATORY MATTERS (Continued)

                                                                                         To Be Well
                                                                   For Capital        Capitalized Under
                                                                    Adequacy          Prompt Corrective
                                           Actual                   Purposes          Action Provisions
                                      Amount      Ratio         Amount      Ratio     Amount      Ratio
                                      ------      -----         ------      -----     ------      -----
As of December 31, 2000
Total Capital
  (to Risk Weighted Assets)
     Consolidated                  $    38,974     16.2%     $  19,232      8.0%    $    24,040    10.0%
     The State Bank                     32,822     14.9         17,667      8.0          22,084    10.0
     Davison State Bank                  3,232     16.8          1,539      8.0           1,924    10.0
Tier 1 Capital
  (to Risk Weighted Assets)
     Consolidated                       35,969     15.0          9,616      4.0%         14,424     6.0
     The State Bank                     30,061     13.6          8,333      4.0          13,250     6.0
     Davison State Bank                  2,291     15.5            770      4.0           1,154     6.0
Tier 1 Capital (to Average Assets)
     Consolidated                       35,969     12.1         11,839      4.0          14,799     5.0
     The State Bank                     30,061     11.0         10,938      4.0          13,673     5.0
     Davison State Bank                  2,991     13.5            886      4.0           1,108     5.0

NOTE 12 - FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                          2 0 0 1                       2 0 0 0
                                                          -------                       -------
                                                  Carrying         Fair          Carrying         Fair
                                                   Amount          Value          Amount          Value
                                                   ------          -----          ------          -----
     Assets:
         Cash and cash equivalents             $    41,838    $    41,838    $    20,709     $    20,709
         Securities - available for sale            25,792         25,792         52,599          52,599
         Securities - held to maturity              13,375         13,508         13,283          13,419
         FHLB stock                                    822            822            822             822
         Loans held for sale                         1,710          1,729            187             188
         Loans                                     211,005        213,913        192,176         193,017
         Accrued Interest Receivable                 1,445          1,445          1,924           1,924
     Liabilities:
         Deposits                                  265,270        268,384        248,656         249,267
         Short-term borrowings                       2,100          2,100          4,680           4,680
         FHLB Advances                               1,138          1,132          1,151           1,202
         Accrued Interest Payable                      738            738            969             969

26.

NOTE 12 - FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents
The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

Securities (including mortgage-backed securities)
Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.

Loans
For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Off-balance-sheet instruments
The Corporation's off-balance-sheet instruments approximate their fair values.

Deposit liabilities
The fair values disclosed for demand deposits are, by definition equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed certificates of deposit are estimated using discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

Short-term borrowings
The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

27.

NOTE 12 - FINANCIAL INSTRUMENTS (Continued)

FHLB advances
Rates currently available for FHLB debt with similar terms and remaining maturities are used to estimate the fair value of the existing debt.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Off-balance-sheet risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                                                          2001           2000
                                                                          ----           ----
     Commitments to make loans (at market rates)                     $    21,096     $     5,856
     Unused lines of credit and letters of credit                         41,359          38,328

Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2001, $3,789,000 of the outstanding loan commitments had fixed interest rates ranging from 7.0% to 8.5% and maturities ranging from one year to five years.

28.

NOTE 13 - PARENT ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information that follows presents the financial condition of Fentura Bancorp, Inc. (parent company only), along with the results of its operations and its cash flows.

                                             CONDENSED BALANCE SHEETS
                                            December 31 (in thousands)

                                                                          2001           2000
     ASSETS                                                               ----           ----
         Cash and cash equivalents                                   $     3,200     $     2,452
         Securities                                                                          273
         Land held for investment
         Other assets                                                         27              65
         Investment in subsidiaries                                       35,206          32,964
                                                                     -----------     -----------
                                                                     $    38,433     $    35,754
                                                                     ===========     ===========
     STOCKHOLDERS' EQUITY
         Common stock                                                $     4,338     $     4,305
         Additional paid in capital                                       26,326          26,016
         Retained earnings                                                 7,677           5,648
         Accumulated other comprehensive income (loss)                        92            (215)
                                                                     -----------     -----------
                                                                     $    38,433     $    35,754
                                                                     ===========     ===========

                                          CONDENSED STATEMENTS OF INCOME
                                      Years ended December 31 (in thousands)

                                                                2001            2000           1999
                                                                ----            ----           ----
     Gain on sale of securities                            $        26
     Dividends from subsidiaries                                 1,769    $     1,659     $     1,586
     Operating expenses                                           (106)           (69)            (79)
     Equity in undistributed income of subsidiaries              2,088          2,626           2,493
                                                           -----------    -----------     -----------
     Net income                                            $     3,777    $     4,216     $     4,000
                                                           ===========    ===========     ===========

29.

NOTE 13 - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                                        CONDENSED STATEMENTS OF CASH FLOWS
                                      Years ended December 31 (in thousands)

                                                                  2001            2000           1999
     Cash flows from operating activities                         ----            ----           ----
         Net income                                           $     3,777    $     4,216     $     4,000
         Gain on sale of securities                                   (26)
         Change in other assets                                        (1)
         Equity in undistributed income of subsidiary              (2,088)        (2,626)         (2,493)
                                                              -----------    -----------     -----------
              Net cash provided by operating activities             1,662          1,590           1,507

     Cash flows provided by investing activities
         Sale of equity securities                                    491                             10
         (Increase) decrease in land held in investment                              414
                                                              -----------    -----------     -----------
              Net cash provided by investing activities               491            414              10

     Cash flows used in financing activities
         Dividends paid                                            (1,748)        (1,659)         (1,586)
         Proceeds from stock issuance                                 343            462             707
                                                              -----------    -----------     -----------
              Net cash used in financing activities                (1,405)        (1,197)           (879)
                                                              -----------    -----------     -----------
     Increase(decrease) in cash and cash equivalents                  748            807             638

     Cash and cash equivalents at beginning of year                 2,452          1,645           1,007
                                                              -----------    -----------     -----------
     Cash and cash equivalents at end of year                 $     3,200    $     2,452     $     1,645
                                                              ===========    ===========     ===========

30.

NOTE 14 - SUMMARY OF QUARTERLY FINANCIAL DATA – UNAUDITED

The unaudited quarterly results of operations for 2001, 2000, and 1999 are as follows (in thousands except per share data):

                                                  First         Second           Third         Fourth
                                                 Quarter        Quarter         Quarter        Quarter
                                                 -------        -------         -------        -------
2001
----
     Interest income                          $     5,786    $     5,577    $     5,368     $     4,836
     Interest expense                               2,619          2,362          2,239           1,871
     Provision for loan losses                        138            255            179             179
     Noninterest income                             1,028          1,339          1,345           1,651
     Noninterest expenses                           2,899          2,957          3,135           2,709
     Income before income taxes                     1,158          1,342          1,160           1,728
     Provision for income taxes                       339            400            354             518
     Net income                                       819            942            806           1,210

     Earnings per share
         Basic                                        .48            .54            .47             .70
         Diluted                                      .47            .54            .46             .70

2000
----
     Interest income                          $     5,539    $     5,919    $     5,967     $     5,902
     Interest expense                               2,296          2,512          2,559           2,523
     Provision for loan losses                        169            201            153              61
     Noninterest income                               951          1,053          1,094           1,430
     Noninterest expenses                           2,882          3,076          2,892           2,586
     Income before income taxes                     1,143          1,183          1,457           2,162
     Provision for income taxes                       270            353            437             669
     Net income                                       873            830          1,020           1,493

     Earnings per share
         Basic                                        .51            .48            .60             .88
         Diluted                                      .51            .48            .59             .87

31.

NOTE 14 - SUMMARY OF QUARTERLY FINANCIAL DATA - UNAUDITED (Continued)

                                          First         Second           Third         Fourth
                                         Quarter        Quarter         Quarter        Quarter
                                         -------        -------         -------        -------
1999
----
     Interest income                   $     5,083    $     5,373    $     5,276     $     5,482
     Interest expense                        1,955          1,936          1,967           2,155
     Provision for loan losses                 195            130            165              55
     Noninterest income                      1,026          1,000          1,083           1,153
     Noninterest expenses                    2,675          2,890          2,764           2,807
     Income before income taxes              1,284          1,417          1,463           1,618
     Provision for income taxes                398            437            447             500
     Net income                                886            980          1,016           1,118

     Earnings per share (a)
         Basic                                 .52            .58            .60             .66
         Diluted                               .52            .58            .60             .65

(a)  Per share amounts have been restated to reflect the 20% stock dividend declared April 26, 2000.

32.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Bancorp, Inc. (the Corporation), together with its subsidiaries, The State Bank and Davison State Bank (the Banks), for the years ended December 31, 2001, 2000, and 1999. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 2 through 29 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone.

TABLE 1                                                         Selected Financial Data
$ in thousands except per share data
  And ratios                                        2001       2000       1999       1998       1997
------------------------------------------------------------------------------------------------------
Summary of Consolidated Statements of Earnings:
Interest Income                                    $21,567    $23,327    $21,214    $21,440    $21,601
Interest Expense                                     9,091      9,890      8,013      8,648      9,167
                                                ------------------------------------------------------
Net Interest Income                                 12,476     13,437     13,201     12,792     12,434
Provision for Loan Losses                              751        584        545        724        624
                                                ------------------------------------------------------
Net Interest Income after Provision                 11,725     12,853     12,656     12,068     11,810
Total Other Operating Income                         5,363      4,528      4,262      4,028      3,472
Total Other Operating Expense                       11,700     11,436     11,136     10,548     10,242
                                                ------------------------------------------------------
Income Before Income Taxes                           5,388      5,945      5,782      5,548      5,040
Provision for Income Taxes                           1,611      1,729      1,782      1,728      1,580
                                                ------------------------------------------------------
Net Income                                          $3,777     $4,216     $4,000     $3,820     $3,460
                                                ======================================================
Net Income Per Share - Basic                         $2.18      $2.46      $2.36      $2.28      $2.11
Net Income Per Share - Diluted                       $2.18      $2.45      $2.35      $2.28      $2.11

Summary of Consolidated Statements of
   Financial Condition:
Assets                                            $309,090   $292,890   $283,621   $275,047   $262,798
Securities, including FHLB stock                    39,989     66,704     67,886     77,956     56,050
Loans                                              215,840    195,295    191,246    172,413    184,198
Deposits                                           265,270    248,656    247,051    241,105    230,534
Stockholders' Equity                                38,433     35,754     31,865     30,022     26,742

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets              15.01%     14.96%     13.01%     13.30%     12.22%
Total Capital to Risk Weighted Assets               16.23%     16.21%     14.26%     14.55%     13.47%
Tier 1 Capital to Average Assets                    12.50%     12.15%     11.15%     10.60%      9.99%
Total Cash Dividends                                $1,748     $1,659     $1,586     $1,464     $1,784
Book Value Per Share                                $22.15     $20.76     $18.68     $17.77     $16.09
Cash Dividends Paid Per Share                        $1.01      $0.97      $0.93      $0.88      $1.09
Period End Market Price Per Share                   $25.50     $25.13     $36.87     $41.67     $21.88
Dividend Pay-out Ratio                              46.28%     39.35%     39.65%     38.32%     51.56%
Return on Average Stockholders' Equity              10.01%     12.56%     12.66%     13.19%     13.76%
Return on Average Assets                             1.23%      1.42%      1.46%      1.45%      1.35%
Net Interest Margin                                  4.53%      5.07%      5.32%      5.28%      5.26%
Total Equity to Assets at Period End                12.43%     12.21%     11.24%     10.92%     10.18%

33.

RESULTS OF OPERATIONS

The Corporation achieved net income of $3,777,000 for the year of 2001. Net Income for 2001 decreased $439,000 or 10.4%. Net income decreased primarily due to the eleven interest rate drops during 2001. Contributing to the 2001 results was the increase in other operating income of $835,000 or 18.4%. Non-interest expense increased by $264,000 or 2.3%. The Corporation anticipates that the interest rate environment will improve throughout 2002, which should have a positive impact on operations.

Standard performance indicators used in the banking industry help Management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2001, 2000, and 1999 respectively, the Corporation posted a return on average assets of 1.23%, 1.42%, and 1.46%. Return on average equity was 10.01% in 2001, 12.56% in 2000, and 12.66% in 1999. Equity increased 7.5% in 2001, which will allow the Corporation to continue its growth strategy. Total assets increased $16 million in 2001, $9 million in 2000, and $9 million in 1999. Basic earnings per share were $2.18 in 2001, $2.46 in 2000, and $2.36 in 1999.

NET INTEREST INCOME

Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings).

A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risk. While interest rates on interest earning assets and interest bearing liabilities are subject to market forces, in general, the Corporation can exert more control over deposit costs than earning assets rates. Loan products carry either fixed rates of interest or rates tied to market indices determined independently. The Corporation sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits.

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2001 and 2000. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Net interest income decreased $979,000 in 2001, or 7.1% as compared with an increase of $318,000 or 2.3% in 2000. The primary factor contributing to the decrease in net interest income in 2001 was the eleven prime rate cuts during 2001, which reduced interest income more than the reduction in interest expense. In 2000, the primary factor contributing to the increase in net interest income was the reduction of interest expense. Interest expense was reduced even though interest-bearing liabilities increased. This reduction in expense occurred because of continuing progress in promoting lower cost core deposits while reducing reliance on higher rate retail or negotiated certificates of deposit as well as the re-pricing that occurred on maturing certificates of deposit in response to earlier drops in prime rates.

As indicated in Table 3, for the year ended December 31, 2001, the Corporation’s net interest margin was 4.53% compared with 5.07% and 5.32% for the same period in 2000 and 1999 respectively, and continues to remain substantially above peer performance. The decrease in margin in 2001 is attributable to a decrease in the Corporation’s earning assets yields due to the cuts in the prime rate. Cost of funding decreased in response to decreases in treasury rates and local competitor’s rates. The increase in net interest income in 2000 and in 1999 is attributable to the change in balance sheet mix achieved through growth and the continued emphasis on lowering the cost of funds outlined in the paragraph above. Management anticipates steady loan growth and accordingly, growth in net interest income in 2002.

34.

Average earning assets increased 4.0% in 2001, 7.4% in 2000, and 2.9% in 1999. Loans, the highest yielding component of earning assets, represented 71.1% of earning assets in 2001, compared to 72.3% in 2000 and 69.9% in 1999. Average interest bearing liabilities increased 1.4% in 2001, 7.0% in 2000, and 2.5% in 1999. Non-interest bearing deposits amounted to 13.7% of average earning assets in 2001 compared with 13.1% in 2000 and 11.7% in 1999.

TABLE 2                                                   Changes in Net Interest Income
                                                          Due to Changes in Average Volume
                                                                   and Interest Rates
                                                              Years Ended December 31,
                                                  INCREASE (DECREASE)           INCREASE (DECREASE)
                                                          2001                       2000
                                                          DUE TO:                    DUE TO:
                                              --------------------------------------------------------
                                                          YIELD/                     YIELD/
(000's omitted)                                    VOL      RATE   TOTAL      VOL      RATE     TOTAL
------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                               ($625)   ($256)   ($881)      $4      $146      $150
TAX-EXEMPT SECURITIES                                4      (36)     (32)     141        19       160
FEDERAL FUNDS SOLD                               1,022     (739)     283     (137)      188        51

TOTAL LOANS                                        420   (1,658)  (1,238)   1,866       (33)    1,826
LOANS HELD FOR SALE                                 92       (2)      90        0         1         1
                                              --------------------------------------------------------

                         TOTAL EARNING ASSETS      913   (2,691)  (1,778)   1,874       321     2,195

INTEREST BEARING DEMAND DEPOSITS                   (68)     (74)    (142)     (31)       51        20
SAVINGS DEPOSITS                                   217     (632)    (415)      22       346       368
TIME CDs $100,000 AND OVER                         (11)    (237)    (248)     420       263       683
OTHER TIME DEPOSITS                                450       47      497       15       299       314
OTHER BORROWINGS                                  (478)     (13)    (491)     526       (34)      492
                                              --------------------------------------------------------

           TOTAL INTEREST BEARING LIABILITIES      110     (909)    (799)     952       925     1,877
                                              --------------------------------------------------------

                          NET INTEREST INCOME     $803  ($1,782)   ($979)    $922     ($604)     $318
                                              ========================================================

35.

TABLE 3                                                      Summary of Net Interest Income
(000's omitted)                                                 Years Ended December 31,
                                          2001                         2000                           1999
ASSETS                          AVG BAL  INC/EXP  YIELD      AVG BAL  INC/EXP  YIELD        AVG BAL  INC/EXP  YIELD
                                -------------------------------------------------------------------------------------
 Securities:
   U.S. Treasury and              38,674   2,253   5.83%       50,884   3,244    6.38%        51,098   3,092   6.05%
Government Agencies
   State and Political (1)        14,471   1,036   7.16%       14,298   1,068    7.47%        12,365     908   7.34%
   Other                           3,472     173   4.98%        1,086      63    5.80%           814      65   7.99%
                                -------------------------    --------------------------     -------------------------
   Total Securities               56,617   3,462   6.11%       66,268   4,375    6.60%        64,277   4,065   6.32%
   Fed Funds Sold                 24,129     926   3.84%        9,306     643    6.91%        12,100     592   4.89%
 Loans:
   Commercial                    122,712  10,557   8.60%      105,276  10,120    9.61%        90,985   8,803   9.68%
   Tax Free (1)                    1,021      73   7.12%          618      52    8.34%           366      33   9.11%
   Real Estate-Mortgage           12,857   1,162   9.85%       23,552   2,130    9.04%        24,442   2,085   8.53%
   Consumer                       65,635   5,684   8.66%       68,342   6,412    9.38%        62,367   5,960   9.56%
                                -------------------------    --------------------------     -------------------------
 Total loans                     202,225  17,476   8.64%      197,788  18,714    9.46%       178,160  16,881   9.48%
 Allowance for Loan Loss          (3,050)                      (3,157)                        (2,928)
 Net Loans                       199,175  17,476   8.77%      194,631  18,714    9.61%       175,232  16,881   9.63%
                                -------------------------    --------------------------     -------------------------
Loans Held for Sale                1,595     104   6.52%          184      14    7.61%           180      13   7.22%
                                -------------------------    --------------------------     -------------------------
 TOTAL EARNING ASSETS           $284,566 $21,968   7.72%     $273,546 $23,746    8.68%      $254,717 $21,551   8.46%
                                -------------------------------------------------------------------------------------
 Cash Due from Banks              11,466                       12,202                         10,149
 All Other Assets                 13,880                       13,390                         11,842
                                ---------                    ---------                      ---------
TOTAL ASSETS                    $306,862                     $295,981                       $273,780
                                ---------                    ---------                      ---------
LIABILITIES & SHAREHOLDERS'
EQUITY:
  Deposits:
   Interest bearing - DDA         36,457     591   1.62%       40,199     733    1.82%        41,996     713   1.70%
   Savings Deposits               73,151   1,896   2.59%       66,890   2,311    3.45%        66,141   1,943   2.94%
   Time CD's $100,000 and Over    32,847   1,794   5.46%       33,025   2,042    6.18%        25,226   1,359   5.39%
   Other Time CD's                83,197   4,677   5.62%       75,124   4,180    5.56%        74,827   3,866   5.17%
                                -------------------------    --------------------------     -------------------------
 Total Interest Bearing          225,652   8,958   3.97%      215,238   9,266    4.31%       208,190   7,881   3.79%
Deposits
 Other Borrowings                  2,240     133   5.94%        9,509     624    6.56%         1,908     132   6.92%
                                -------------------------    --------------------------     -------------------------
  INTEREST BEARING LIABILITIES  $227,892  $9,091   3.99%     $224,747  $9,890    4.40%      $210,098  $8,013   3.81%
                                -------------------------------------------------------------------------------------
 Non-interest bearing - DDA       39,014                       35,711                         29,912

 All Other Liabilities             2,237                        1,958                          2.175
 Shareholders Equity              37,719                       33,565                         31,595
                                ---------                    ---------                      ---------
 TOTAL LIABILITIES and S/H      $306,862                     $295,981                       $273,780
EQUITY                          ---------        --------    ---------        ---------     ---------        --------
Net Interest Rate Spread                           3.73%                         4.28%                         4.65%
Net Interest Income/Margin               $12,877   4.53%              $13,856    5.07%               $13,538   5.32%
                                         ================             =================              ================

(1) - Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

36.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb losses inherent in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2001, the allowance for loan losses was $3,125,000 or 1.46% of total loans. This compares with $2,932,000 or 1.50% at December 31, 2000 and $2,961,000, or 1.55%, at December 31, 1999. The Corporation has lowered the allowance for loan losses as a percent of total loans because of an improvement in overall asset quality.

The provision for loan losses was $751,000 in 2001 and $584,000 and $545,000 in 2000 and 1999 respectively. The increase in the provision in 2001 reflects management’s effort to maintain adequate reserves commensurate with loan growth. Loans charged-off increased in 2000 because of a non-repetitive, substantial charge-off on a non-performing commercial loan and an increase in loans charged-off in the indirect loan portfolio. This increased charge-off level resulted in an increase in provision for loan losses. The decrease in the provision in 1999 reflected an improvement in asset quality and a reduction in loans charged-off from the prior year.

Table 4 summarizes loan losses and recoveries from 1999 through 2001. During 2001 the Corporation experienced net charge-offs of $558,000, compared with net charge-offs of $613,000 and $367,000 in 2000 and 1999, respectively. The net charge-off ratio is the net of charge-off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2001 was .28% compared to .31% and .19% at the end of 2000 and 1999, respectively. The net charge-off ratio decreased slightly due to fewer charge-offs from the commercial and consumer portfolios in 2001. The net charge-off ratio increased in 2000 primarily due to a write down on a non-performing commercial loan. The net charge-off ratio decreased significantly in 1999 due to an increase in overall asset quality.

The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation’s loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Because of these factors and the uncertainty of economic conditions, management expects to maintain the current level of the allowance for loan losses as a percentage of gross loans in 2002. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.

37.

TABLE 4
Analysis of the Allowance for Loan Losses      Years Ended December 31,

(000's omitted)                                2001     2000       1999      1998      1997
--------------------------------------------------------------------------------------------
Balance Beginning of Period                  $2,932   $2,961     $2,783    $2,955    $2,836
                                          --------------------------------------------------
Charge-offs:
    Commercial, Financial and                  (226)    (284)       (72)     (454)      (69)
Agricultural
    Real Estate-Construction                      0        0          0         0         0
    Real Estate-Mortgage                          0        0         (2)      (77)        0
    Installment Loans to Individuals           (487)    (522)      (377)     (537)     (500)
                                          --------------------------------------------------
      Total Charge-offs                        (713)    (806)      (451)   (1,068)     (569)
                                          --------------------------------------------------
Recoveries:
    Commercial, Financial and                    28      107         13        43        15
Agricultural
    Real Estate-Construction                      0        0          0         0         0
    Real Estate-Mortgage                          2        0          0        37         4
    Installment Loans to Individuals            125       86         71        92        45
                                          --------------------------------------------------
Total Recoveries                                155      193         84       172        64
                                          --------------------------------------------------
Net Charge-offs                                (558)    (613)      (367)     (896)     (505)
                                          --------------------------------------------------
Provision                                       751      584        545       724       624
                                          --------------------------------------------------
Balance at End of Period                     $3,125   $2,932     $2,961    $2,783    $2,955
                                          ==================================================
Ratio of Net Charge-Offs During the           0.28%    0.31%      0.19%     0.55%     0.28%
Period

NON-INTEREST INCOME

Non-interest income was $5,363,000 in 2001, $4,528,000 and $4,262,000 in 2000 and 1999 respectively. These amounts represent an increase of 18.4% in 2001 compared to 2000 and an increase of 6.2% comparing 2000 to 1999.

The most significant category of non-interest income is service charges on deposit accounts. These fees were $2,286,000 in 2001, compared to $1,915,000 and $1,972,000 in 2000 and 1999 respectively. This is an increase of $371,000 or 19.4% in 2001 and a decrease of $57,000 or 2.9% in 2000. In 2001, the increase was due to higher overdraft charges and deposit account service charges being higher due to deposit growth. The decrease in 2000 is attributable to higher individual checking and saving account balances offsetting service charges.

Gains on the sale of mortgage loans originated by the Bank and sold in the secondary market were $659,000 in 2001, $179,000 in 2000, and $108,000 in 1999. The 268.2% increase in 2001 is due to the increase in mortgage loan production because of the low interest rates during the year and an increase in loans sold in the secondary market. The 65.7% increase in 2000 is attributable to increases in mortgage loans made and subsequently sold in the secondary market due to an increase in new home purchase activity. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis; thus the Corporation did not receive mortgage-servicing fees in 2001. The fees increased from $153,000 in 1999 to $631,000 in 2000. The increase is attributable to a gain on the sale of mortgage servicing rights associated with loans previously sold in the secondary market.

Trust income decreased $129,000 in 2001 to $566,000 compared to $695,000 in 2000 and $581,000 in 1999. The 18.6% decrease in 2001 is due to a drop in assets under management and the market value of these assets. The increases in the prior years were attributable to growth in the assets under management within the Corporation’s Investment Trust Department and the market value of assets under management.

In 2001, the Corporation recognized a $674,000 gain on security transactions compared to no gains in 2000, and $24,000 in security gains in 1999. These gains are a result of several transactions wherein the Corporation sold investment securities and reinvested in issues, which will provide greater total income potential.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees was $1,178,000 in 2001 compared to $1,108,000 and $1,424,000 in 2000 and 1999 respectively. The increase in 2001 is due to an increase in income from the sale of official checks. The decrease in 2000 compared to 1999 is primarily attributable to a one-time gain representing a premium received for deposits sold in connection with a branch sale.

38.

NON-INTEREST EXPENSE

Total non-interest expense was $11,700,000 in 2001 compared to $11,436,000 in 2000 and $11,136,000 in 1999. This is an increase of 2.3% in 2001 and 2.7% in 2000.

Salaries and employee benefits, the Corporation’s largest other operating expense category, were $5,988,000 in 2001, compared with $5,801,000 in 2000, and $5,564,000 in 1999. Increased costs are a result of annual salary increases and staff additions in connection with the spin-off of two branches to form Davison State Bank.

In 2001, equipment expenses were $1,411,000 compared to $1,552,000 in 2000 and $1,429,000 in 1999, a decrease of 9.1% in 2001 and an increase of 8.6% in 2000. The decrease is attributable to equipment maintenance costs. Equipment maintenance expense decreased due to better-negotiated contracts in 2001. The increase in 2000 is attributable to depreciation costs. Depreciation expense increased in connection with equipment leases and purchases including a new mainframe system.

Occupancy expenses associated with the Corporation’s facilities were $886,000 in 2001 compared to $784,000 in 2000 and $797,000 in 1999. In 2001, this is an increase of 13.0% and in 2000 a decrease of 1.6%. The increase in 2001 is due to the opening of the new main office of Davison State Bank and the new Grand Blanc office of The State Bank. The decrease in 2000 is attributable to lower lease expense as a result of a sale of a leased branch in 1999.

Office supplies were $300,000 in 2001 compared to $311,000 in 2000 and $ 274,000 in 1999. In 2001, this is a decrease of 3.5% and in 2000 an increase of 13.5%. The increase in 2000 is attributable to the opening of Davison State Bank and printing with new logo and new name for the spin-off on letterhead and other various office supplies. The decrease in 2001 is due to the reduction of office supplies expenses from 2000 where expenses were higher for the initial supplies for the new Davison State Bank.

Loan and collection expenses were $178,000 in 2001 compared to $289,000 in 2000, and $373,000 in 1999. The decrease of $111,000 or 38.4% is due to the decrease in dealer service fees paid in connection with indirect auto lending. The $84,000 or 22.5% decrease in 2000 is attributable to a decrease in dealer service fees paid in connection with indirect auto lending and a decrease in fees paid by the Corporation for the origination of home equity loans.

Advertising expenses were $320,000 in 2001 compared to $263,000 in 2000, and $257,000 in 1999. The increase of $57,000 or 21.7% is due to the promotion of the new Davison State Bank and the promotion of the new Grand Blanc office of The State Bank. The $6,000 or 2.3% increase from 1999 to 2000 is due to the regular cost increases of advertising.

The makeup of other professional fees includes audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,144,000 in 2001 compared to $1,000,000 in 2000, and $804,000 in 1999. The increase of $144,000 or 14.4% was attributable to the costs of researching a potential stock offering for Davison State Bank and increases in audit and legal fees for both banks. In 2000, the increase of $196,000 or 24.4% was due to the legal fees for the startup of Davison State Bank.

Other general and administrative expenses were $1,473,000 in 2001 compared to $1,436,000 in 2000, and $1,638,000 in 1999. These expenses were higher in 2001 because of an increase in other losses from charged off accounts and increases in check processing costs. The decrease in 2000 is due to lower costs for check production.

39.

FINANCIAL CONDITION

Proper management of the volume and composition of the Corporation’s earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation’s securities portfolio is structured to provide a source of liquidity through maturities and generate an income stream with relatively low levels of principal risk. The Corporation does not engage in securities trading. Loans comprise the largest component of earning assets and are the Corporation’s highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other sources of funds could be utilized if market conditions and liquidity needs change.

The Corporation’s total assets averaged $307 million for 2001 exceeding 2000’s average of $296 million by $11 million or 3.7%. Average loans comprised 65.9% of total average assets during 2001 compared to 66.8% in 2000. Loans grew $4.4 million on average with commercial loans leading the advance by $17.4 million or 16.6%. The ratio of average non-interest bearing deposits to total deposits was 14.7% in 2001 compared to 14.2% during 2000. Interest bearing deposits comprised 99.0% of total average interest bearing liabilities during 2001, increased from 95.8% during 2000. The Corporation’s yearend total assets were $309 million for 2001 up from $293 million in 2000. The increase is due to the loan demand being high during 2001.

SECURITIES PORTFOLIO

Securities totaled $39,167,000 at December 31, 2001 compared to $65,882,000 at December 31, 2000. This is a decrease of $26,715,000 or 40.5% and the decrease in 2001 resulted principally from the selling of securities throughout the year. As management chose to capture the gain available in the securities portfolio to offset a portion of the net interest income compression. At December 31, 2001 these securities comprised 14.1% of earning assets, down from 24.8% at December 31, 2000. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities, which are classified as held to maturity. Increases in loan balances from new loan growth in excess of the amount of deposit growth, coupled with the decrease in securities in 2001 accounts for the increase in federal funds sold.

The Corporation’s present policies with respect to the classification of securities are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2001, the estimated aggregate fair value of the Corporation’s securities portfolio was $272,000 above amortized cost. At December 31, 2001 gross unrealized gains were $362,000 and gross unrealized losses were $90,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Note 3 to the Consolidated Financial Statements.

40.

TABLE 5

Analysis and Maturities of Securities

                                 Amortized      Fair
(000's omitted)                    Cost         Value       Yield
----------------------------------------------------------------------
AVAILABLE FOR SALE
U.S. Agencies
  One year or less                        $0           $0       0.00%
  Over one through five years          7,709        7,757       4.72%
  Over five through ten years          1,058        1,061       6.31%
  Over ten years                           0            0       0.00%
                               ---------------------------
    Total                              8,767        8,818

Mortgage-Backed
  One year or less                       $45          $46       6.19%
  Over one through five years          6,169        6,226       6.00%
  Over five through ten years          1,601        1,598       6.80%
  Over ten years                           0            0       0.00%
                               ---------------------------
    Total                              7,815        7,870

State and Political
  One year or less                    $1,237       $1,239       3.18%
  Over one through five years          1,078        1,068       5.43%
  Over five through ten years             83           80       8.98%
  Over ten years                       1,312        1,292       7.43%
                               ---------------------------
    Total                              3,710        3,679

Corporate Bonds
  One year or less                        $0           $0       0.00%
  Over one through five years          5,361        5,425       5.26%
  Over five through ten years              0            0       0.00%
  Over ten years                           0            0       0.00%
                               ---------------------------
    Total                              5,361        5,425

HELD TO MATURITY
State and Political
  One year or less                    $5,234       $5,260       7.30%
  Over one through five years          3,823        3,892       7.71%
  Over five through ten years          2,747        2,793       8.00%
  Over ten years                       1,571        1,563       8.24%
                               ---------------------------
    Total                             13,375       13,508

Total Securities                     $39,028      $39,300

41.

LOAN PORTFOLIO

The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston counties. The Corporation’s commercial loan portfolio is widely diversified with no concentration within a single industry that exceeds 10% of total loans. The Corporation’s respective loan portfolio balances are summarized in Table 6.

Total loans increased $18,829,000 at December 31, 2001, with total loans comprising 76.5% of earning assets as compared to 72.5% of December 31, 2000 earning assets. Local economic conditions remained reasonably steady throughout 2001. The steadiness of the local economy supported continued commercial business growth including commercial development. Accordingly, the Corporation experienced strong demand for commercial loans. In 2001, commercial loans increased approximately $16,969,000 to $118,894,000 or 16.6%. Additionally, real estate construction and development loans increased $7,963,000 or 45.6% to $25,434,000 at December 31, 2001. Consumer loans decreased in 2001 while real estate mortgage loans increased approximately $644,000 due to an increase in new mortgage volume because of refinance activity with lower interest rates. In 2000, real estate construction and development loans increased $4,990,000 or 40% to $17,471,000 at December 31, 2000. Consumer loans increased modestly in 2000 while real estate mortgage loans decreased due to the sale of approximately $10,000,000 in fixed rate mortgage loans in the last quarter of 2000.

Management expects the local economy to support continued growth and development in 2002 and will aggressively seek out new loan opportunities while continuing to maintain sound credit quality.

TABLE 6

Loan Portfolio

December 31,
(000's omitted)                      2001          2000         1999          1998          1997
-----------------------------------------------------------------------------------------------------
Commercial                            $118,894     $101,925       $92,896       $78,832      $81,544
Real estate - construction              25,434       17,471        12,481         9,010       14,589
Real estate - mortgage                  11,158       10,514        21,409        11,641       15,007
Consumer                                58,644       65,198        64,280        62,423       69,533
                                 --------------------------------------------------------------------
  Total                               $214,130     $195,108      $191,066      $161,906     $180,673
                                 ====================================================================

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that 80% of the loan portfolio is based in Genesee and Livingston counties within southeast Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area

TABLE 7

Maturities of the Loan Portfolio

December 31, 2001                         Within       One-        After
(000's omitted)                            One         Five         Five
                                           Year        Years       Years        Total
                                           ----        -----       -----        -----
Commercial                              $  29,021   $  79,299    $ 10,574    $  118,894
Real estate - construction                 19,614       5,820           -        25,434
Real estate - mortgage                        882       2,623       7,653        11,158
Consumer                                   10,229      32,600      15,815        58,644
                                        ---------   ---------    --------    ----------
                                        $  61,487   $ 118,601    $ 34,042    $  214,130
                                        =========   =========    ========    ==========

42.

NON-PERFORMING ASSETS

Non-performing assets include loans on which interest accruals have ceased, loans which have been re-negotiated, real estate acquired through foreclosure, and loans past due 90 days or more and still accruing. Table 8 represents the levels of these assets at December 31, 1997 through 2001.

The improvement in total non-performing assets at December 31, 2001 compared to 2000 is attributable to reduction in non-accrual and past due loans accruing over 90 days. This is due to the improvement in loan quality over the past few years. The improvement or decrease in non-performing loans in 2000 as compared to 1999 is attributable to the sale and disposition of other real estate owned and in redemption.

The level and composition of non-performing assets are affected by economic conditions in the Corporation’s local markets. Non-performing assets, charge-offs, and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation’s operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management’s opinion, may deteriorate in quality if economic conditions change.

TABLE 8

Non-Performing Assets and Past Due Loans

                                                      December 31,
                                             2001         2000         1999           1998      1997
                                         ----------------------------------------------------------------
Non-Performing Loans:
  Loans Past Due 90 Days or More & Still
    Accruing                                 $186,000     $489,000     $240,000    $168,000     $618,000
  Non-Accrual Loans                           321,000      731,000      859,000   1,102,000    1,866,000
  Renegotiated Loans                                0            0        6,000       7,000        8,000
                                         ----------------------------------------------------------------
    Total Non-Performing Loans                507,000    1,220,000    1,105,000   1,277,000    2,492,000
                                         ----------------------------------------------------------------
Other Non-Performing Assets:
  Other Real Estate                                 0            0      288,000     172,000            0
  Other Real Estate Owned in Redemption             0            0      179,000      96,000            0
  Other Non-Performing  Assets                 10,000      159,000       56,000      39,000       94,000
                                         ----------------------------------------------------------------
    Total Other Non-Performing Assets          10,000      159,000      523,000     307,000       94,000
                                         ----------------------------------------------------------------
Total Non-Performing Assets                  $517,000   $1,379,000   $1,628,000  $1,584,000   $2,586,000
                                         ================================================================
Non-Performing Loans as a % of
  Total Loans                                   0.24%        0.63%        0.58%       0.79%        1.38%
Non-Performing Assets as a % of
  Total Loans and Other Real Estate             0.25%        0.71%        0.85%       0.98%        1.43%
Allowance for Loan Losses as a % of
  Non-Performing Loans                        616.37%      240.33%      267.96%     217.93%      118.58%
Allowance for Loan Losses, Other Real
  Estate, and In-Substance Foreclosures
  as a % of Non-Performing Assets             604.45%      212.62%      199.57%     192.61%      114.27%
Accruing Loans Past Due 90 Days or
  More to Total Loans                           0.09%        0.25%        0.13%       0.10%        0.34%
Non-performing Assets as a % of
  Total Assets                                  0.17%        0.47%        0.57%       0.58%        0.98%

Table 9 reflects the allocation of the allowance for loan losses and is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified. Table 9 also reflects the percentage ratio of outstanding loans by category to total loans at the end of the respective year.

43.

TABLE 9

Allocation of the Allowance for Loan Losses

                             2001              2000             1999             1998             1997
December 31,                        Loan             Loan              Loan             Loan              Loan
(000's omitted)           Amount     %      Amount     %     Amount     %      Amount     %     Amount     %
-----------------------------------------------------------------------------------------------------------------
Commercial                 $2,121   67.40%   $1,645  58.69%   $1,682   53.19%   $1,270  51.69%   $1,416   49.65%
Real estate mortgage           60    5.21%       94   7.89%      144   13.17%      130   9.76%      153   11.86%
Consumer                      819   27.39%      890  33.42%      963   33.64%      983  38.56%    1,376   38.49%
Unallocated                   125               303              172               400               10
-----------------------------------------------------------------------------------------------------------------
  Total                    $3,125  100.00%   $2,932 100.00%   $2,961  100.00%   $2,783 100.00%   $2,955  100.00%
                         ========================================================================================

The following describes the Corporation’s policy and related disclosures for impaired loans. The Corporation maintains an allowance for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.

Certain of the Corporation’s non-performing loans included in Table 8 are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated substandard or worse are also measured for impairment. Impairment losses are adequately covered by the provision for loan losses. The policy does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.

At December 31, 2001, loans considered to be impaired totaled $2,880,000. All amounts included within impaired loans required specific allowance. The average recorded investment in impaired loans was $2,597,000 in 2001. The interest income recognized on impaired loans based on cash collections totaled $142,000 during 2001.

At December 31, 2000, loans considered to be impaired totaled $2,315,000. All amounts included in impaired loans required specific allowance. The average recorded investment in impaired loans was $1,932,000 in 2000. The interest income recognized on impaired loans based on cash collections totaled $146,000 during 2000.

The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter and charged to the allowance for loan losses for prior quarters when the loan is placed on non-accrual status.

44.

DEPOSITS

TABLE 10

Average Deposits

Years Ended December 31,      2001             2000              1999             1998               1997
                        Average  Average  Average Average  Average  Average  Average  Average  Average  Average
(000's omitted)         Balance    Rate   Balance   Rate   Balance    Rate   Balance   Rate    Balance    Rate
-----------------------------------------------------------------------------------------------------------------
Non-int. bearing demand  $39,014          $35,711           $29,912           $27,202           $26,447
Interest-bearing demand   36,457    1.62%  40,199    1.82%   41,996    1.70%   35,982   2.12%    32,380    2.30%
Savings                   73,151    2.59%  66,890    3.45%   66,141    2.94%   62,172   2.88%    59,892    3.31%
Time                     116,044    5.58% 108,149    5.75%  100,053    5.23%  104,529   5.68%   107,388    5.84%
                        -----------------------------------------------------------------------------------------
  Total                 $264,666    3.38% $250,949   3.69% $238,102    3.31% $229,885   3.69%  $226,107    3.98%
                        =========================================================================================

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 10. Total average deposits were 5.5% higher in 2001 as compared to 2000. Deposit growth was derived primarily from increases in non-interest bearing demand, savings and time deposits. Interest-bearing demand deposits comprised 13.8% of total deposits while savings deposits comprised 27.6% of total deposits.

As of December 31, 2001 certificates of deposit of $100,000 or more accounted for approximately 8.5% of total deposits compared to 13.8% at December 31, 2000. The maturities of these deposits are summarized in Table 11.

TABLE 11

Maturity of Time Certificates of Deposit of $100,000 or More

                                  December 31, December 31,
(000's omitted)                      2001         2000
----------------------------------------------------------
Three months or less                 $12,309      $16,673
Over three through six months          4,004        9,453
Over six through twelve months         1,768        3,822
Over twelve months                     4,516        4,311
                               ---------------------------
  Total                              $22,597      $34,259
                               ===========================

FEDERAL INCOME TAXES

The Corporation’s effective tax rate was 29.9% for 2001, 29.1% for 2000 and 31% for 1999. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investment in securities and loans, which provide income exempt from federal income tax. Additional information relating to federal income taxes is included in Note 8 to the Consolidated Financial Statements.

45.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards.

Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2001, 2000, and 1999. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2001 federal funds sold represented 7.4% of total assets, compared to 2.5% at the end of 2000. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

Interest rate risk is managed by controlling and limiting the level of earnings volatility arising from rate movements. The Corporation regularly performs reviews and analyses of those factors impacting interest rate risk. Factors include maturity and re-pricing frequency of balance sheet components, impact of rate changes on interest margin and prepayment speeds, market value impacts of rate changes, and other issues. Both actual and projected performance, are reviewed, analyzed, and compared to policy and objectives to assure present and future financial viability.

The Corporation had cash flows from financing activities resulting primarily from the inflow of savings deposits and short-term borrowings. In 2001, these deposits increased $16,614,000 and these borrowings decreased $2,580,000. Cash provided by investing activities was $5,321,000 in 2001 compared to cash used of $12,784,000 in 2000. The change in investing activities from 2000 is due to the sales and calls of securities in 2001.

RISK ELEMENTS AND MANAGEMENT

Credit risk is managed via specific credit approvals and monitoring procedures. The Corporation’s outside loan review function examines the loan portfolio on a periodic basis for compliance with credit policies and for identification of problem loans. These procedures provide management with information for setting appropriate direction and taking corrective action as needed.

The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2001, which comprised 12.1% of total loans, totaled $25,434,000 as compared to $17,471,000 and $12,481,000 at the end of 2000 and 1999 respectively.

The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industries and professional organizations. The Corporation believes that these portfolios are well diversified and do not present a significant risk to the institution.

46.

CAPITAL RESOURCES

Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5% respectively. At December 31, 2001, the Corporation was well in excess of the minimum capital and leverage requirements necessary to be considered a “well capitalized” banking company as defined by federal law.

Total shareholders’ equity rose 7.5% to $38,433,000 at December 31, 2001, compared with $35,754,000 at December 31, 2000. The Corporation’s equity to asset ratio was 12.4% at December 31, 2001, compared to 12.2% at December 31, 2000. The increase in the amount of capital was obtained through retained earnings and the proceeds from the issuance of new shares. In 2001, the Corporation increased its cash dividends by 4.1% to $1.01 per share compared with $.97 in 2000.

At December 31, 2001, the Corporation’s tier 1 and total risk-based capital ratios were 15.0% and 16.2%, respectively, compared with 15.0% and 16.2% in 2000. The Corporation’s tier 1 leverage ratio was 12.5% at December 31, 2001 compared with 12.1% at December 31, 2000. These increases in risk-based capital ratios are largely attributable to an increase in federal funds sold investments at December 31, 2000, and the increases in capital.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Fentura Bancorp, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2001, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures are managed in 2001 compared to 2000.

The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements.

The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2001. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

47.

TABLE 12

Rate Sensitivity of Financial Instruments
(000's omitted)                    2002      2003      2004     2005     2006    Thereafter   Total
------------------------------------------------------------------------------------------------------
         Rate Sensitive Assets:
      Fixed interest rate loans    $14,692   $14,037   $28,615 $14,872   $24,527    $27,192  $123,935
          Average interest rate      9.07%     9.63%     8.36%  10.00%     7.86%      6.07%
   Variable interest rate loans    $46,795    $9,008    $7,253  $9,386   $10,903     $6,850   $90,195
          Average interest rate      6.88%     5.48%     6.71%   5.95%     5.69%      5.87%
            Fixed interest rate     $6,519    $9,750    $5,822  $5,183    $1,802     $6,752   $35,828
                     securities
          Average interest rate      6.83%     6.22%     7.14%   7.17%     7.80%      7.90%
         Variable Interest rate               $1,199       $22    $441       $79     $1,598    $3,339
                     securities
          Average interest rate                                  6.13%                6.80%
                                           5.76%     6.92%             5.12%
  Other interest bearing assets    $22,800                                                    $22,800
          Average interest rate      1.00%

    Rate Sensitive Liabilities:
      Interest-bearing checking    $40,930                                                    $40,930
          Average interest rate      1.62%
                        Savings    $80,090                                                    $80,090
          Average interest rate      2.59%
                           Time    $80,388    $9,139    $7,341  $3,442    $1,194       $222  $101,726
          Average interest rate      4.71%     5.07%     4.64%   4.91%     4.38%      4.32%
          Short term borrowings     $2,100                                                     $2,100
          Average interest rate      1.81%
                  FHLB advances        $14       $16       $17     $18       $20     $1,053    $1,138
          Average interest rate      7.34%     7.34%     7.34%   7.34%     7.34%      7.34%

INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, within prudent ranges of risk. The Corporation attempts to accomplish this objective by structuring the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any point in time constitute a bank’s interest rate sensitivity. The Corporation currently does not utilize derivatives in managing interest rate risk.

An indicator of the interest rate sensitivity structure of a financial institution’s balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, and is referred to as “GAP”.

Table 13 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2001, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

48.

TABLE 13 Gap Analysis

                                                                 December 31, 2001
                                                 Within       Three      One to       After
                                                  Three     Months-        Five        Five
(000's Omitted)                                  Months    One Year       Years       Years       Total
--------------------------------------------------------------------------------------------------------
  Interest Bearing Bank Deposits                    $0          $0          $0          $0          $0
  Federal Funds Sold                             22,800           0           0           0      22,800
  Investment Securities                           2,346       6,041      25,096       5,684      39,167
  Loans                                         100,735      15,582      78,484      19,329     214,130
  Loans Held for Sale                             1,710           0           0           0       1,710
                                            ------------------------------------------------------------
    Total Earning Assets                       $127,591     $21,623    $103,580     $25,013    $277,807
                                            ============================================================
Interest Bearing Liabilities:
  Interest Bearing Demand Deposits              $40,930          $0          $0          $0     $40,930
  Savings Deposits                               80,090           0           0           0      80,090
  Time Deposits Less than $100,000               21,775      37,579      19,562         213      79,129
  Time Deposits Greater than $100,000            12,309       6,343       3,945           0      22,597
  Short-term Borrowings                           2,100           0           0           0       2,100
  FHLB Advances                                       0          14          71       1,053       1,138
                                            ------------------------------------------------------------
    Total Interest Bearing Liabilities         $157,204     $43,936     $23,578      $1,266    $225,984
                                            ============================================================
Interest Rate Sensitivity GAP                  ($29,613)   ($22,313)    $80,002     $23,747     $51,823
Cumulative Interest Rate
  Sensitivity GAP                              ($29,613)   ($51,926)    $28,076     $51,823
Interest Rate Sensitivity GAP                     -0.81       -0.49        4.39       19.76
Cumulative Interest Rate
  Sensitivity GAP Ratio                           -0.81       -0.74       -1.12        1.23

As indicated in Table 13, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation's needs, competitive pressures, and the needs of the Corporation's customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2001. The Corporation's gap position was negative and a decline in market interest rates; yet net interest income or margin dollars dropped. This occurred because assets, both variable and fixed through maturity and refinance, re-priced more dramatically than liabilities. The liabilities, largely deposits, either lagged market re-pricing due to the maturity dates on time deposits or were not re-priced by the same amount as assets due to competitive pressures. Interest bearing checking and savings deposits are generally a lower cost of funds products compared to time deposits. This lower level of interest rates creates a smaller opportunity for re-pricing. For example certain asset products re-priced downward 4.75% with the downward movement of national prime rates throughout 2001 while most of interest bearing checking and savings were at rates lower than 4.75% at the start of the year and accordingly, had a much lesser level of re-pricing opportunity. The Corporation is implementing a more sophisticated model to assist in monitoring and measuring interest rate sensitivity to changing interest rate environments.

49.

ACCOUNTING AND REPORTING DEVELOPMENTS

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standard (SFAS) No. 133, (as amended), "Accounting for Derivative Instruments and Hedging Activities." The statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective in 2001 for the Corporation. The adoption of this pronouncement did not have a material effect on the Corporation's financial position or results of operations. In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"), which replaces SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), issued in June 1996. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Implementation of SFAS No. 140 did not have a material effect on the Corporation's financial position or results of operations. SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interest method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement did not have a material effect on the Corporation's financial position or results of operations. SFAS No. 142 addresses the accounting for such assets arising from prior and future business combinations in June 2001. Upon the adoption of the Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction of earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The adoption of the statement did not impact the Corporation's consolidated financial statements, as it has no intangible assets.

FORWARD LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of the Financial Statements, contain forward looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecast in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward looking statements as a result of new information, future events, or otherwise.

Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward looking statement include, but are not limited to, changes in interest rate and interest rate relationships, demands for products and services, the degree of competition by traditional and non-traditional competitors, changes in banking laws or regulations, changes in tax laws, change in prices, the impact of technological advances, government and regulatory policy changes, the outcome of pending and future litigation and contingencies, trends in customer behavior as well as their ability to repay loans, and the local economy.

50.

FENTURA BANCORP, INC. COMMON STOCK

Table 14 sets forth the high and low market information for each quarter of 1999 through 2001. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of March 1, 2002, there were 608 shareholders of record, not including participants in the Corporation's employee stock option program.

TABLE 14
Common Stock Data

                                         Market                              Dividends
                                       Information                             Paid
    Year            Quarter               High          Low                  Per Share
-------------------------------------------------------------------------------------
              First Quarter               $46.67      $40.83                  $0.190
         1999 Second Quarter               45.00       44.17                   0.190
              Third Quarter                47.19       37.50                   0.190
              Fourth Quarter               42.29       31.67                   0.360
                                                                         ------------
                                                                              $0.930

              First Quarter               $40.83      $29.27                  $0.210
         2000 Second Quarter               37.00       24.99                   0.210
              Third Quarter                30.00       24.63                   0.210
              Fourth Quarter               26.50       22.00                   0.340
                                                                         ------------
                                                                              $0.970

              First Quarter               $27.38      $25.13                  $0.220
         2001 Second Quarter               29.13       26.25                   0.220
              Third Quarter                27.90       25.00                   0.220
              Fourth Quarter               27.00       25.00                   0.350
                                                                         ------------
                                                                              $1.010

Note: Dividend per share figures have been adjusted to reflect a 20% stock dividend distributed on May 26, 2000.

51.